Exhibit 10.6

EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT

LEGACY HOLDINGS JV, LLC

by and between

AvalonBay Communities, Inc.

and

EQR-Legacy Holdings JV Member, LLC

February 27, 2013

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(continued)

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(continued)

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(continued)

Page

Exhibits:
Exhibit 1:	Form of Funding Notice
Exhibit 2:	Form of Parent Guaranty

Schedules:
Schedule A:	Members and Capital Contributions
Schedule B:	Taxes; Allocations; Related Matters
Schedule C:	Tax Protection Agreements
Schedule D:	Tax Protected Properties Being Transferred
Schedule E:	Initial Distributions

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LIMITED LIABILITY COMPANY AGREEMENT

OF

LEGACY HOLDINGS JV, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Legacy Holdings JV, LLC (the “Company”) is made and entered into as of February 27, 2013 (the “Effective Date”) between AvalonBay Communities, Inc., a Maryland corporation (“AVB Member”), and EQR-Legacy Holdings JV Member, LLC, a Delaware limited liability company (“ERP Member”).

R E C I T A L S

A. WHEREAS, AVB (as such term and any other capitalized term used in this Agreement is defined in Article II), Equity Residential and ERP have entered into the Purchase Agreement with Seller, pursuant to which they have agreed to acquire certain assets of Enterprise from Seller; and

B. WHEREAS, AVB, Equity Residential and ERP have entered into the Buyers Agreement, which sets forth certain understandings among AVB, Equity Residential and ERP concerning the acquisition of the assets of Enterprise pursuant to the Purchase Agreement; and

C. WHEREAS, the Buyers Agreement provides for the formation of a joint venture (referred to therein as “Legacy Holdings JV”) and attaches a term sheet setting forth the terms applicable to the governance of such joint venture (referred to therein as the “Archstone Legacy JV Term Sheet”), which are to be set forth in a definitive joint venture agreement (referred to therein as the “Definitive Archstone Legacy JV Agreement”); and

D. WHEREAS, ERP Member is a wholly owned Subsidiary of ERP; and

E. WHEREAS, AVB Member and ERP Member desire to form the Company and to set forth in this Agreement the definitive terms for the governance of the Company, in furtherance of the provisions of the Buyers Agreement calling for the formation of Archstone Legacy JV and the execution and delivery of the Definitive Archstone Legacy JV Agreement consistent with the Archstone Legacy JV Term Sheet.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, AVB Member and ERP Member hereby agree as follows:

ARTICLE I

IN GENERAL

Section 1.1 Name.

The name of the limited liability company is Legacy Holdings JV, LLC (the “Company”).

Section 1.2 Formation of Limited Liability Company.

The Company was duly formed upon the filing of a certificate of formation of the Company with the Secretary of State of the State of Delaware on February 15, 2013, which certificate sets forth the information required by Section 18-201 of the Delaware Limited Liability Company Act (the “Certificate of Formation”). Michelle La Pelle, as an “authorized person” within the meaning of the Act, has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware, such execution, delivery and filing being hereby ratified and approved by the Members. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, such person’s powers as an “authorized person” ceased.

Section 1.3 Agreement; Inconsistencies with Act.

(a) This Agreement constitutes the “limited liability company agreement” of the Company within the meaning of the Act.

(b) This Agreement shall govern the relationship of the Members, except to the extent a provision of this Agreement is expressly prohibited under the Act. If any provision of this Agreement is prohibited under the Act, this Agreement shall be considered amended to the least degree possible in order to make such provision effective under the Act.

Section 1.4 Principal Place of Business.

The principal place of business of the Company shall be c/o Equity Residential, Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606. The Company may locate its place of business at any other place or places as may be Approved by the Members from time to time.

Section 1.5 Registered Office and Registered Agent.

The Company’s initial registered office shall be at the office of its registered agent at 1209 Orange Street, Wilmington, Delaware 19801, and the name of its initial registered agent is The Corporation Trust Company. The registered office and registered agent may be changed with the Approval of the Members from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of the State of Delaware pursuant to the Act.

Section 1.6 Term.

The term of existence of the Company (the “Term”) shall continue until the Company is terminated, dissolved or liquidated in accordance with this Agreement and the Act.

Section 1.7 Permitted Businesses.

(a) The business of the Company shall be (i) to acquire, own, manage, operate, improve, develop, sell and otherwise deal with the Archstone Legacy Assets, the AVB Units, the ERP Units, and any other assets that may, from time to time, be acquired by the Company pursuant to this Agreement, directly or through Subsidiary Entities; (ii) to collect and distribute to the Members dividends, interest and other distributions received with respect to such assets after payment of Expenditures of the Company and the Subsidiary Entities, (iii) cause Holdings,

Archstone and Archstone Trustee to operate in a manner consistent with their respective governing documents, including with respect to the terms of the Holdings Preferred Interests and Holdings Senior Preferred Interests, Archstone Preferred Units and the Series I Preferred Shares of Archstone Trustee, and to make required redemption payments and other required payments to holders of the Archstone Preferred Units and the Series I Preferred Shares including, without limitation, Tax Protection Payments, and (iv) to do all other lawful acts and things as may be necessary, desirable, expedient, convenient for or incidental to the furtherance and accomplishment of the foregoing objectives and purposes and for the protection and benefit of the Company. The Company shall not engage in any other business without the Approval of the Members.

(b) In connection with the Company’s business, the Company shall have the power and authority, subject to any Approval of the Members or Approval of the Management Committee required under this Agreement, among other things:

(i) to acquire, hold and dispose of any real or personal property;

(ii) to borrow money from banks, other lending institutions, Members, or Affiliates of Members, and in connection therewith, to hypothecate, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums;

(iii) to purchase liability and other insurance to protect the Company’s property and business and to protect the assets of the Members and Management Committee Representatives;

(iv) to invest any Company funds temporarily (by way of example but not limitation) in demand deposits, money market mutual funds, short-term governmental obligations, commercial paper or other investments;

(v) to sell or otherwise dispose of any, all or substantially all of the assets of the Company;

(vi) to execute all instruments and documents, including, without limitation, checks; drafts; notes and other negotiable instruments; mortgages or deeds of trust; security agreements; financing statements; documents providing for the acquisition, mortgage or disposition of the Company’s property; assignments; bills of sale; leases; contracts; partnership agreements, operating agreements of other limited liability companies; and any other instruments or documents necessary, to conduct the business of the Company;

(vii) to employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

(viii) to enter into any and all other agreements, with any other Person as may be necessary or appropriate to the conduct of the Company’s business; and

(ix) to do and perform all other acts as may be necessary or appropriate to the conduct of the Company’s business.

Section 1.8 Qualification in Other Jurisdictions.

The Administrative Manager is authorized to cause the Company to be qualified or registered as required under applicable laws in any jurisdiction in which the Company transacts business and to execute, deliver and file any certificates and documents necessary to effect such qualification or registration. The Administrative Manager is authorized to cause the Company to comply with all applicable requirements of the State of Delaware for the filing of annual statements with the Secretary of State of the State of Delaware, and shall be responsible for the maintenance of minute books and the organizational documents of the Company.

Section 1.9 Rules of Construction.

The following rules of construction shall apply to this Agreement:

(a) Unless otherwise specifically and expressly limited in the context, any reference herein to a decision, determination, act, action, exercise of a right, power or privilege, or other procedure by a Member or Management Committee Representative shall mean and refer to the decision, determination, act, action, exercise of a right, power, privilege, or other procedure by the Member or Management Committee Representative in its sole and absolute discretion acting in the best interests of such Member (or, in the case of a Management Committee Representative, the best interests of the Member which appointed such Management Committee Representative) and not as a fiduciary for the Company or the other Member.

(b) All references in this Agreement to “Dollars” as a unit of currency shall be deemed a reference to United States dollars and United States currency.

(c) Unless explicitly stated to the contrary, the term “includes”, “including” and other expressions of inclusion shall be construed in each instance to mean “includes without limitation”, “including but not limited to” or other phraseology denoting the non-exclusive nature of the item to which reference is being made.

(d) The Members acknowledge that, as set forth on the face or cover page of certain schedules attached to this Agreement, certain schedules attached to this Agreement are incomplete or have been left blank. In such cases, the actions taken that refer to any incomplete provisions of such a schedule shall not be taken unless and until the Management Committee or Members Approve the form of the complete, final form of the schedule.

Section 1.10 Title to Company Assets.

All Company assets, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any direct ownership interest in such property.

ARTICLE II

DEFINITIONS

Section 2.1 Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“Accountants” means the independent certified public accountants Approved by the Members and engaged from time to time by the Company for purposes of reviewing or auditing the Company’s financial statements and performing such other services as are required to be performed by the Accountants by this Agreement.

“Act” means the Delaware Limited Liability Company Act, as amended or superseded from time to time.

“Adjusted Asset Value” means, with respect to any asset of the Company, such adjusted basis of such asset for federal income tax purposes, except as follows:

(i) The Adjusted Asset Value of any asset contributed to the Company by a Member shall be the gross fair market value of such asset as determined jointly by the Management Committee and the contributing Member, in their joint and reasonable discretion.

(ii) If the Management Committee reasonably determines that an adjustment is necessary or appropriate to reflect the relative Proportionate Shares of the Members in the Company, the Adjusted Asset Values of all Company assets shall be adjusted to equal their gross fair market value, as determined by the Management Committee, taking Section 7701(g) of the Code into account, as of the following times: (a) a Capital Contribution (other than a de minimis capital contribution) to the Company by a new or existing Member; (b) any distribution by the Company to an Member of more than a de minimis amount of Company property (other than cash); (c) any distribution by the Company to an Member of more than a de minimis amount of cash in connection with the redemption of all or a portion of a Member’s Membership Interest in the Company; and (d) at such other times as the Management Committee reasonably determines necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2.

(iii) The Adjusted Asset Values of Company property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) ; provided, however, that Adjusted Asset Values shall not be adjusted pursuant to this paragraph to the extent that the Management Committee reasonably determines that an adjustment pursuant to paragraph (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iii).

(iv) The Adjusted Asset Value of an asset shall be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

Any determination to be made by the Management Committee pursuant to this definition shall be made with the Approval of the Management Committee.

“Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (i) credit to such Capital Account any amounts which such Member is obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c), or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Treasury Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5); and (ii) debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Administrative Manager” means the Member so designated pursuant to Section 4.2(b).

“Affiliate” or “Affiliated” means, with respect to any Person, (i) any Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such Person, or (ii) any Person in which such Person has, directly or indirectly, a twenty five percent (25%) or more ownership or beneficial interests or as to which such Person serves as a trustee, manager, general partner or in a similar fiduciary capacity (other than as a member of a board of directors, board of trustees or board of managers). A Person shall be deemed to control a Person if it owns, directly or indirectly, at least twenty five percent (25%) of the ownership interest in such Person or otherwise has the power to direct the management, operations or business of such Person. Notwithstanding the foregoing, an Affiliate of the Company that is controlled by the Company shall not be deemed to be an Affiliate of any Member for any of the purposes of this Agreement. The ERP DownREITs, AVB DownREIT, and their respective Subsidiaries shall not be deemed to be Affiliates of the Company.

“Agreement” means this Limited Liability Company Agreement and any amendments hereto.

“Annual Budget” means an annual operating and, if applicable, capital budget for the Company and the Subsidiary Entities.

“Approval of the Management Committee,” “Approval by the Management Committee” or similar phrases means the unanimous approval of the AVB Representatives and ERP Representatives, excluding the Management Committee Representatives appointed by a Capital Defaulting Member with respect to any matter as to which such Capital Defaulting Member has no approval rights pursuant to Section 3.4.

“Approval of the Members,” “Approval by the Members” or similar phrases means the unanimous approval of the Members, excluding the Capital Defaulting Member with respect to any matter as to which a Capital Defaulting Member has no approval rights pursuant to Section 3.4.

“Archstone” means Archstone, a Maryland real estate investment trust.

“Archstone Acquired Property” has the meaning set forth in Section 10.4(a).

“Archstone Entities” means, collectively, each of the Subsidiaries of Archstone Enterprise LP, including Archstone and each of Archstone Multifamily Parallel Guarantor LLC, Archstone Multifamily Parallel Guarantor II LLC, Archstone Multifamily Parallel Guarantor I

LLC, Archstone Multifamily Guarantor LP, Archstone Multifamily Guarantor (GP) LLC, Archstone Multifamily CM LLC and Archstone Inc.

“Archstone Intercompany Loans” means all intercompany loans with respect to which the borrower is Archstone, Archstone Trustee, Holdings, or any Subsidiary of Archstone or Holdings that are held immediately prior to the Initial Closing by Enterprise or any Subsidiary of Enterprise other than an Entity that will be a Subsidiary Entity after the Initial Closing.

“Archstone Legacy Assets” means (i) the Holdings Preferred Interests, (ii) all outstanding common interests in Archstone Trustee, (iii) all outstanding interests in Archstone Multifamily Series II LLC, (iv) all outstanding interests in Archstone Multifamily Series III LLC, and (v) all outstanding interests in Archstone Multifamily Series IV LLC, (vi) the Holdings Voting Interests, and (vii) all Archstone Intercompany Loans.

“Archstone Preferred Units” means, collectively, the Series I, O, P and Q units in Archstone.

“Archstone Trustee” means Archstone Multifamily Series I Trust, a Maryland real estate investment trust.

“AVB” means AvalonBay Communities, Inc., a Maryland corporation, and its successors and permitted assigns.

“Archstone Distribution Property” has the meaning set forth in Section 10.4(b).

“AVB DownREIT” means AVB Legacy DownREIT, LLC, a Delaware limited liability company, and its successors and permitted assigns.

“AVB Items” means all items of gross income, gain, deduction and loss of the Company, as determined for purposes of maintaining Capital Accounts (or comparable capital accounts maintained by a Subsidiary), including, without limitation, Depreciation, attributable to the AVB Units or liabilities funded by AVB pursuant to this Agreement (including, without limitation, Tax Protection Payments funded by AVB pursuant to Section 3.3(b)(i)(B)).

“AVB Member” has the meaning set forth in the introductory paragraph of this Agreement, and includes any successors or permitted assigns.

“AVB Representatives” has the meaning set forth in Section 4.1(a).

“AVB Units” means common and/or preferred partnership or membership interests in any Subsidiary of AVB that is taxed as a partnership for federal income tax purposes. For the avoidance of doubt, AVB DownREIT and each of its Subsidiaries is a Subsidiary of AVB (and not of the Company).

“Baseline Debt Maintenance Obligation” means an amount with respect to each Tax Protected Person under each applicable Tax Protection Agreement that shall be established for each DownREIT pursuant to the terms of Section 10.3.

“Business Day” means any day excluding a Saturday, Sunday or any other day during which there is no scheduled trading on the New York Stock Exchange.

“Buyers Agreement” means that certain Joint Buyers Agreement, dated as of November 26, 2012, among Equity Residential, ERP and AVB.

“Camargue” means Archstone Camargue III LLC, a Delaware limited liability company, and its successors and assigns.

“Capital Account” means the capital account established on behalf of each Member on the books of the Company. In general, the Capital Account of each Member shall be initially credited with the amount of such Member’s initial Capital Contribution to the Company, as set forth on Schedule A. Thereafter, each such Member’s Capital Account shall be increased by (a) the amount of money contributed by such Member to the Company, (b) the Adjusted Asset Value of any property contributed by such member to the Company (net of liabilities securing such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (c) allocations to such Member of Profits and other items of book income and gain, and is decreased by (d) the amount of money distributed to the Member by the Company, (e) the Adjusted Asset Value of property distributed by the Company to the Member (net of liabilities securing such distributed property that the Member is considered to assume or take subject to under Section 752 of the Code) and (f) allocations to such Member of Losses and other items of book loss and deduction, and is otherwise adjusted in accordance with the additional rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv). The Capital Accounts shall also be adjusted (x) as reasonably determined by the Management Committee, to reflect any redemption, forfeiture or transfer of Membership Interests, and (y) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m). It is the intent of the Members that the Capital Accounts of all Members be determined and maintained in accordance with the principles of Treasury Regulations Section 1.704-1(b)(2)(iv) at all times throughout the full term of the Company. Accordingly, the Management Committee is authorized to make any other adjustments to the Capital Accounts so that the Capital Accounts and allocations thereto comply with said Section of the Treasury Regulations, provided that such adjustments do not have a material adverse effect on any Member. Any determination to be made by the Management Committee pursuant to this definition shall be made with the Approval of the Management Committee.

“Capital Contribution” means any contribution to the capital of the Company in cash or other assets or property by a Member in accordance with Article III.

“Capital Default Amount” has the meaning set forth in Section 3.4.

“Capital Default Loan” has the meaning set forth in Section 3.4(a).

“Capital Defaulting Member” has the meaning set forth in Section 3.4.

“Capital Transaction” means the sale, financing, refinancing, total or partial destruction, condemnation or other disposition of any substantial asset of the Company or any Subsidiary Entity.

“Certificate of Formation” has the meaning set forth in Section 1.2 of this Agreement.

“Change in Board Control” means, with respect to any Person, during any period beginning on or after the Initial Closing, individuals who at the beginning of such period constituted such Person’s board of directors (or equivalent governing body), and any new member of such board whose nomination to or election by such board was approved by a vote of at least a majority of the board members then still in office who either were board members at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of such board.

“Closing Date Transactions” has the meaning set forth in Section 3.3(b)(i)(B)(1).

“Code” means the Internal Revenue Code of 1986 as amended, or corresponding provisions of subsequent superseding federal revenue laws.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Company Minimum Gain” means “partnership minimum gain” set forth in Treasury Regulations Section 1.704-2(b)(2).

“Contemplated Transactions” has the meaning set forth in the Purchase Agreement.

“Contracting Member” means, in relation to any contract that is entered into between the Company or any Subsidiary Entity and a Member or that Member’s Affiliates, the Member that is or whose Affiliate is the party to that contract.

“Covered Person” has the meaning set forth in Section 7.1.

“Depreciation” means, with respect to any Company asset for any Fiscal Year or other period, the depreciation, depletion or amortization, as the case may be, allowed or allowable for federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that if there is a difference between the Adjusted Asset Value and the adjusted tax basis of such asset, Depreciation means “book depreciation, depletion or amortization” with respect to such asset as determined under Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3); provided further that, if any property has a zero adjusted basis for federal income tax purposes, Depreciation may be determined under any reasonable method selected by the Management Committee.

“Discussion Period” has the meaning set forth in Section 11.13.

“Dissolution Event” has the meaning set forth in Section 9.1.

“Distributable Cash” means, for any period, the excess, if any, of (a) the aggregate Gross Receipts during such period of any kind and description over (b) the sum of the aggregate Expenditures paid during such period.

“Distribution Properties” has the meaning set forth in Section 10.4(b).

“DownREIT” has the meaning set forth in Section 10.3(a).

“Economic Capital Account” means, with respect to any Member, such Member’s Capital Account as of the date of determination, after crediting to such Capital Account any amounts that the Member is deemed obligated to restore under Treasury Regulations Section 1.704-2.

“Enterprise” means Archstone Enterprise LP, a Delaware limited partnership.

“Entity” means any general partnership, limited partnership, corporation, limited liability company, limited liability partnership, joint venture, trust, business trust, cooperative or association or other comparable business entity.

“Equity Interest” means (a) the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship or other business entity or organization, and whether in the form of capital stock, ownership unit, limited liability company interest, membership interest, limited or general partnership interest or any other form of ownership, including any preferred stock, preferred membership interests, preferred partnership interests and/or any capital or profits interest, and (b) all rights, warrants, options, convertible securities, convertible indebtedness, exchangeable securities or other instruments or rights that are outstanding and exercisable for, convertible into or exchangeable for any Equity Interest described in the foregoing clause (a) whether at the time of issuance or upon the passage of time or occurrence of some future event.

“Equity Residential” means Equity Residential, a Maryland real estate investment trust, and its successors and permitted assigns.

“ERP” means ERP Operating Limited Partnership, an Illinois limited partnership, and its successors and permitted assigns.

“ERP Distribution Property” has the meaning set forth in Section 10.4(b).

“ERP DownREITs” means Lexford, Master Property Holdings and Camargue, and their respective successors and assigns.

“ERP Items” means all items of gross income, gain, deduction and loss of the Company, as determined for purposes of maintaining Capital Accounts (or comparable capital accounts maintained by a Subsidiary), including, without limitation, Depreciation, attributable to the ERP Units or liabilities funded by ERP pursuant to this Agreement (including, without limitation, Tax Protection Payments funded by ERP pursuant to Section 3.3(b)(i)(B)).

“ERP Member” has the meaning set forth in the introductory paragraph of this Agreement, and includes any successors and permitted assigns.

“ERP Representatives” has the meaning set forth in Section 4.1(a).

“ERP Units” means common or preferred partnership or membership interests in ERP or any Subsidiary of ERP that is taxed as a partnership for federal income tax purposes. For the avoidance of doubt, each of the ERP DownREITs and their respective Subsidiaries is a Subsidiary of ERP (and not of the Company).

“Expenditures” means, for any period, the sum of all cash expenditures and increases in reserves during such period (determined on a standalone basis for the Company) including, without limitation: (i) all cash expenditures for operating expenses, (ii) principal, interest, fees, debt service payments and other payments on account of any Indebtedness, (iii) expenditures for capital improvements and other expenses of a capital nature with respect to any asset, (iv) additions to any reserves as may be approved as hereby required from time to time, (v) any and all expenditures related to any acquisition, development, sale, disposition, financing or refinancing of any asset, (vi) any amounts contributed or loaned by the Company to any Subsidiary of the Company, (vii) any other cash expenses incurred in connection with the Company’s business, and (viii) any organizational expenses incurred by or on behalf of the Company (but not any costs or expenses incurred by ERP Member or AVB Member in connection with the formation of the Company and its Subsidiary Entities as applicable, including the costs and expenses incurred in connection with the negotiation, execution and delivery of this Agreement, which costs and expenses shall be the sole responsibility of ERP Member and AVB Member, respectively). In no event shall any deduction be made for non-cash expenses such as depreciation or amortization.

“Extraordinary Transaction” has the meaning set forth in Section 8.4.

“Fiscal Year” means the Company’s fiscal year. The Company’s fiscal year shall be its taxable year. The Company’s taxable year shall be the calendar year, unless otherwise required by the Code or Treasury Regulations, or other applicable law in the case of the Company’s taxable year(s) for foreign, state or local tax purposes, as reasonably determined by the Management Committee.

“Funding Notice” has the meaning set forth in Section 3.3(b).

“Governmental Authority” means any governmental or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court, authority, tribunal, department, bureau or commission, in each case having jurisdiction over the matter.

“Gross Receipts” means, for any period, any and all cash receipts (including, without limitation, gross proceeds resulting from a Capital Transaction) during such period (determined on a standalone basis for the Company), including, without limitation, Capital Contributions, funds received in repayment of Archstone Intercompany Loans, and amounts released from (or paid from) reserves (except as provided in the last sentence of Section 3.3(b)). In addition, notwithstanding the foregoing, the term “Gross Receipts” shall also include the fair market value (as reasonably determined by agreement between the Members) of any property distributions received by the Company (following a distribution of such property by a Subsidiary Entity) with respect to the Member Units.

“Holdings” means Archstone Property Holdings LLC.

“Holdings LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Holdings, effective as of December 1, 2010, as amended from time to time.

“Holdings Preferred Interests” mean the Class B Membership Interests in Holdings, as such term is defined in the Holdings LLC Agreement.

“Holdings Senior Preferred Interests” means the Senior Preferred Interests in Holdings issued to Archstone or Archstone Smith Corporate Holdings LLC as part of the Contemplated Transactions in exchange for the contribution by Archstone or Archstone Smith Corporate Holdings LLC of certain assets.

“Holdings Voting Interests” mean the Voting Membership Interests, as such terms are defined in the Holdings LLC Agreement.

“Hypothetical Liquidation” shall mean a hypothetical liquidation of the Company in accordance with the terms of this Agreement that includes (i) a sale of all of the assets of the Company for cash at prices equal to their Adjusted Asset Values and (ii) the cash contribution by the Members of the aggregate maximum amounts, if any, that the Members would be required to contribute to the Company under this Agreement as and to the extent such amounts would be needed to pay all partnership recourse liabilities.

“Indebtedness” of any Person means without duplication, (a) all indebtedness for borrowed money, (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, (c) all reimbursement obligations with respect to surety bonds, letters of credit, bankers’ acceptances and similar instruments (in each case, to the extent non-contingent), (d) all obligations evidenced by notes, bonds, debentures or similar instruments, (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to properties acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such properties), and (f) all obligations under capital leases, (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in any property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Losses” has the meaning set forth in Section 7.1 of this Agreement.

“Initial Closing” has the meaning ascribed thereto in the Purchase Agreement.

“JAMS” has the meaning set forth in Section 11.13.

“Lexford” means Lexford Properties, L.P., a Delaware limited partnership, and its successors and assigns.

“Major Decision” has the meaning set forth in Section 4.3.

“Management Committee” has the meaning set forth in Section 4.1(a).

“Management Committee Representative” has the meaning set forth in Section 4.1(a).

“Master Holdings” means Archstone Master Property Holdings LLC, a Delaware limited liability company, and its successors and assigns.

“Member” or “Members” means AVB Member, ERP Member or any successors or Substitute Members thereto.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” means “partner nonrecourse deductions” as set forth in Treasury Regulations Section 1.704-2(i)(2).

“Member Units” means, collectively, the ERP Units and the AVB Units.

“Membership Interest” means the entire ownership interest of a Member in the Company at any particular time, including all economic rights and voting rights of the Member in the Company, the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement and under law, and the obligations of such Member to comply with all of the terms and provisions set forth in this Agreement and under applicable law.

“Minimum Gain Attributable to Member Nonrecourse Debt” means “partner nonrecourse debt minimum gain” as determined in accordance with Treasury Regulations Section 1.704-2(i)(2).

“Non-Contracting Member” means, in relation to any contract that is entered into between the Company or any Subsidiary Entity and a Member or that Member’s Affiliates, the Member that is not the Contracting Member.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and (c).

“Nonrecourse Liabilities” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Oakwood” has the meaning set forth in Section 11.8(c).

“Parent” means (a) in relation to ERP Member, ERP, and (b) in relation to AVB Member, AVB.

“Parent Guaranty” means that certain Guaranty, of even date herewith, executed and delivered by ERP in favor of AVB Member (but not any other person), pursuant to which ERP has guaranteed the obligations of ERP Member to fund its Capital Contributions to the Company and to pay and perform its other obligations under this Agreement. The form of such Parent Guaranty is substantially in the form of Exhibit 2 attached hereto.

“Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so permits.

“Profits” and “Losses” means, for each Fiscal Year or other period, the Company’s items of taxable income or loss for such year or other period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments: (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss; (ii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss; (iii) gain or loss resulting from any disposition of a property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Adjusted Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Adjusted Asset Value; (iv) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, the Company shall compute such deductions based on the Depreciation of a property; (v) if the Adjusted Asset Value of an asset is adjusted pursuant to the definition of Adjusted Asset Value (except with respect to Depreciation), then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of Profits and Losses; and (vi) items of Company gross income, gains, deductions and losses allocated pursuant to Section B of Schedule B and all items allocated pursuant to Sections C(1) through (and including) C(5) of Schedule B shall not be included in the computation of Profits and Losses.

“Proportionate Share” means, unless and until there has been a transfer of an interest in the Company or an admission of a new Member, with respect to AVB Member, 40%, and with respect to ERP Member, 60%.

“Purchase Agreement” means that certain Asset Purchase Agreement, dated as of November 26, 2012, among Equity Residential, ERP, AVB, Lehman Brothers Holdings, Inc., a Delaware corporation, and Enterprise.

“REIT” means a “real estate investment trust” as defined in Section 856 of the Code.

“Restricted AVB Property” shall mean any of the multifamily residential communities designated as “AVB Properties” on Schedule D attached hereto, which are subject to contractual restrictions on transfer or other obligations (including with respect to the maintenance of certain indebtedness) pursuant to Tax Protection Agreements, or any property acquired in exchange therefor to the extent acquired in a tax-free exchange.

“Restricted EQR Property” shall mean any of the multifamily residential communities designated as “EQR Properties” on Schedule D attached hereto, which are subject to contractual restrictions on transfer or other obligations (including with respect to the maintenance of certain indebtedness) pursuant to Tax Protection Agreements, or any property acquired in exchange therefor to the extent acquired in a tax-free exchange.

“Restricted Holder” has the meaning set forth in Section B(1) of Schedule B.

“Restricted Property” means any Restricted AVB Property or Restricted EQR Property.

“Seller” means Enterprise and Lehman Brothers Holdings, Inc., collectively.

“Series I Preferred Shares” means the Series I preferred shares of Archstone Trustee.

“Subsidiary” means, with respect to any Person, any other Person as to which the first Person, either (a) owns, directly or indirectly, 50% or more of the equity interests of the second Person, or (b) directly or through or together with any other of its Subsidiaries, owns securities or other ownership interests or equity interests having voting power to elect a majority of the board of directors or trustees or other governing body or Persons performing similar functions on behalf of such second Person or is the general partner or managing member or trustee of such second Person. The ERP DownREITs, AVB DownREIT and their respective Subsidiaries shall not be deemed to be Subsidiaries of the Company.

“Subsidiary Entity” means any Entity that is a Subsidiary of the Company.

“Substitute Member” means a Person that acquires a Membership Interest and that has been admitted as a Member pursuant to Article VIII of this Agreement.

“Successor Parent” has the meaning set forth in Section 8.4.

“Target Balance” means, with respect to any Member as of the close of any period for which allocations are made under Schedule B, the net amount such Member would receive (or be required to contribute) in a Hypothetical Liquidation of the Company as of the close of such period, expressed as a negative number if the Member is required to contribute a net amount to the Company in connection with a Hypothetical Liquidation and expressed as a positive number if the Member would receive a net distribution in connection with a Hypothetical Liquidation.

“Tax” or “Taxes” means any federal, state, local or foreign net income, gross income, net receipts, gross receipts, profit, severance, property, production, sales, use, license, excise, occupation, franchise, employment, unemployment, disability, payroll, severance, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, estimated, capital stock, registration, license, social security (or similar) or other tax, custom duty, governmental fee or other governmental charge, fee, levy, impost, tariff or assessment of any kind, together with any interest, fine, penalty, addition to tax or additional amount imposed with respect thereto, whether disputed or not, imposed by a governmental authority.

“Tax Items” has the meaning set forth in Section C(1) of Schedule B.

“Tax Matters Member” means the “tax matters partner” as defined in Section 6231(a)(7) of the Code.

“Tax Protected Person” means any Person that is entitled to receive benefits under a Tax Protection Agreement.

“Tax Protection Agreement” means any written agreement to which any Archstone Entity is a party (and which has not expired or otherwise terminated) pursuant to which, in connection with the deferral of income Taxes of any party to such agreement (or any intended beneficiary of such agreement), any Archstone Entity (or its predecessor) has agreed to (w) maintain a minimum level of debt or continue a particular debt, (x) retain or not dispose of assets for a period of time, whether or not that period now has expired, (y) only dispose of assets in a particular manner, and/or (z) permit any party thereto to guarantee (or have guaranteed) debt of any Archstone Entity. Schedule C sets forth the Tax Protection Agreements relating to the Restricted Properties (and as soon as practicable following the Initial Closing, and in any event before the parties allocate the Baseline Debt Maintenance Obligations, AVB Member shall complete Schedule C with respect to Tax Protection Agreements relating to the Restricted AVB Properties).

“Tax Protection Payment” has the meaning ascribed to that term in the Buyers Agreement.

“Term” has the meaning set forth in Section 1.6 of this Agreement.

“Transfer” means sell, assign, transfer, mortgage, pledge, hypothecate, encumber, exchange or otherwise dispose of, whether or not for value, and whether voluntarily, by operation of law or otherwise.

“Treasury Regulations” means the temporary and final regulations issued by the U.S. Treasury Department under the Code, as amended or superseded from time to time.

“Undistributed Unit Receipts” means, as of any date of determination, (x) with respect to the AVB Member, an amount (not less than zero) equal to (i) the cumulative amounts of Unit Receipts from and after the Initial Closing to the date of determination attributable to the AVB Units minus (ii) the aggregate amounts of distributions made to the AVB Member pursuant to Section 5.2(i) or (ii) or deemed to have been made in compliance with Section 3.3(b)(ii); and, (y) with respect to the ERP Member, an amount (not less than zero) equal to (i) the cumulative amounts of Unit Receipts from and after the Initial Closing to the date of determination attributable to the ERP Units minus (ii) the aggregate amounts of distributions made to the ERP Member pursuant to Section 5.2(i) or (ii) or deemed to have been made in compliance with Section 3.3(b)(ii).

“Unit Receipts” means any amounts of cash received by the Company or any Subsidiary Entity or the fair market value (as determined by agreement between the Members) of other property received by the Company or such Subsidiary Entity with respect to any AVB Units or ERP Units held by the Company or such Subsidiary Entity (including, without limitation, as distributions on, or proceeds for, the redemption of such Member Units and without double counting, but excluding, for the avoidance of doubt, any amounts required to be reimbursed to ERP pursuant to those certain Assignment Agreements, dated February 27, 2013, between each of Holdings and OEC Holdings LLC, on the one hand, and Lexford, on the other hand).

ARTICLE III

MEMBERS; MEMBERSHIP INTERESTS; CAPITAL CONTRIBUTIONS;

GUARANTEES

Section 3.1 One Class of Members.

All Members of the Company shall be of one class.

Section 3.2 Members of the Company.

Effective upon the adoption and execution of this Agreement, AVB Member and ERP Member are the sole Members of the Company. The respective addresses and percentage of Capital Contributions to the Company of AVB Member and ERP Member are set forth in Schedule A. Additional Members may not be admitted to the Company except in accordance with Section 8.7 hereof.

Section 3.3 Capital Contributions and Capital Accounts

(a) Initial Capital Contributions. Each Member has contributed or agrees to contribute to the Company the amount of capital having the value set forth opposite such Member’s name on Schedule A in exchange for its Membership Interest, which capital shall be contributed in such form as may be required to enable the Company to acquire the Archstone Equity Interests from Enterprise pursuant to the Purchase Agreement, as more fully set forth in Section 4.4 of the Buyers Agreement.

(b) Additional Capital Contributions. If any Member reasonably determines (after taking into account any existing cash reserves of the Company) that capital is needed to fund any cash needs of the Company, such Member may issue a notice (a “Funding Notice”) substantially in the form attached hereto as Exhibit 1 setting forth the amount of capital being requested (the “Additional Capital Requested Amount”); provided, however, that with respect to Capital Contributions needed to fund the Company’s obligations addressed in Section 3.3(b)(i)(A) below, a copy of the redemption notice delivered by the applicable holder of Series I Preferred Shares or Archstone Preferred Units shall constitute a Funding Notice. Within ten (10) Business Days following the date of receipt of a Funding Notice, each Member shall advance to the Company as a Capital Contribution such Member’s share of the Additional Capital Requested Amount as determined in accordance with Section 3.3(b)(i) below. Any funds advanced by the Members to the Company pursuant to this Section constitute additional Capital Contributions to the Company. Any unused amounts of the Capital Contributions funded by the Members or withheld from distributions under Section 3.3(b)(ii) with respect to a specific reserve that have not been used for the purpose of such reserve, shall be refunded to the Members in the proportions that such amounts were originally funded by the Members with respect to such specific reserve.

(i) Unless the Members determine a different sharing proportion as a Major Decision, or as otherwise expressly provided in this Agreement the Members shall make cash Capital Contributions to fund the following amounts in the sharing proportions specified below:

(A) redemption or distribution payments to holders of Series I Preferred Shares or to holders of Archstone Preferred Units, which shall be funded 60%

with Capital Contributions from ERP Member and 40% with Capital Contributions from AVB Member;

(B) Tax Protection Payments, which except as provided in Section 10.3 or Section 10.4 shall be funded as follows:

(1)	with respect to any Tax Protection Payment becoming due and payable with respect to the underlying properties (including those set forth on Schedule D) as a result of the Contemplated Transactions or the Post-Closing Asset Transfers (as defined in the Buyers Agreement, collectively, the “Closing Date Transactions”), 60% with Capital Contributions from ERP Member and 40% with Capital Contributions from AVB Member, regardless of which Member (or its Affiliate) manages (directly or indirectly) the Entity that owns the underlying property to which such Tax Protection Payment relates; and

(2)	with respect to any Tax Protection Payment becoming due and payable following the Initial Closing Date, other than as a result of any of the Closing Date Transactions (but including any other transaction that results in any of the Restricted AVB Properties or Restricted EQR Properties being treated as sold for tax purposes at the time of the Closing Date Transactions), 100% with Capital Contributions from (x) ERP Member if it relates to a Restricted EQR Property, or (y) AVB Member if it relates to a Restricted AVB Property.

(C) any liabilities (including contingent liabilities) of any Subsidiary Entity or any Entity that was a Subsidiary of Archstone, Archstone Trustee, or Holdings immediately prior to the Initial Closing (excluding any property-level and any other liabilities expressly addressed otherwise in Exhibit A to the Archstone Residual JV Term Sheet, the Archstone Residual Joint Venture Agreement or the Buyers Agreement) of Archstone, Archstone Trustee, and their Subsidiaries (including Holdings), which shall be funded 60% with Capital Contributions from ERP Member and 40% with Capital Contributions from AVB Member;

(D) any operating or other expenses of the Company and the Subsidiary Entities, which shall be funded 60% with Capital Contributions from ERP Member and 40% with Capital Contributions from AVB Member; and

(E) any amounts required pursuant to Section 5.3(b) or 9.2, which shall be funded 60% with Capital Contributions from ERP Member and 40% with Capital Contributions from AVB Member.

(ii) In lieu of calling for any such cash Capital Contributions from any Member, if the Members elect to do so as a Major Decision, the Company may use amounts of Distributable Cash that would otherwise be distributable by the Company to a Member to make such Member’s required capital contribution (in which case such amounts shall be deemed distributed pursuant to Section 5.2 to, and then contributed to the Company by, such Member).

(c) Limitations. No Member shall have any liability for the repayment of the Capital Contribution of any other Member and, subject to Section 3.6, each Member shall look only to the assets of the Company for return of its Capital Contributions.

(d) No Right to Return of Contribution; No Interest on Capital. Except as provided in this Agreement, no Member shall have the right to withdraw or receive any return of, or interest on, any Capital Contribution or on any balance in such Member’s Capital Account. If the Company is required to return any Capital Contribution to a Member, the Member shall not have the right to receive any property other than cash.

(e) Capital Accounts. The Company shall establish and maintain an individual Capital Account for each Member.

Section 3.4 Failure to Contribute Capital.

If any Member fails to make a Capital Contribution required under Section 3.3(b) by the date such Capital Contribution is due and such failure continues for ten (10) Business Days after written notice from the Member which has not failed to make its Capital Contribution (any such failing Member shall be a “Capital Defaulting Member” and the amount of the failed Capital Contribution shall be the “Capital Default Amount”), then the non-Capital Defaulting Member shall have any one and only one of the following remedies:

(a) to advance or to allow, for REIT compliance or other purposes, one of its Affiliates to advance, to the Company on behalf of, and as a loan to, the Capital Defaulting Member, an amount equal to the Capital Default Amount (each such loan, a “Capital Default Loan”). The Capital Account of the Capital Defaulting Member shall be credited with the amount of such Capital Default Loan, which shall be deemed to be a Capital Contribution made by the Capital Defaulting Member, and such amount shall constitute a debt owed by the Capital Defaulting Member to the non-Capital Defaulting Member (or, if applicable, its Affiliate). Any Capital Default Loan shall bear interest at a rate equal to fifteen (15%) per annum and shall be payable from any distributions due to the Capital Defaulting Member hereunder, but shall in all events be payable in full by the ninetieth (90th) day following the date such Capital Default Loan was made. Interest on a Capital Default Loan to the extent unpaid shall accrue and compound monthly. A Capital Default Loan shall be prepayable at any time or from time to time without penalty. While any Capital Default Loan is outstanding, notwithstanding anything in this Agreement to the contrary, all distributions to the Capital Defaulting Member hereunder shall be applied first to payment of any interest due under any Capital Default Loan and then to principal until all amounts due thereunder are paid in full. All payments made in repayment of any Capital Default Loan shall be applied first toward payment of unpaid accrued interest and then (if any remains) toward payment of principal. If a Capital Default Loan is not paid on or prior to the date such Capital Default Loan becomes due, the non-Capital Defaulting Member may pursue all available rights and remedies against the Capital Defaulting Member and, if applicable, pursuant to the Parent Guaranty, its Parent;

(b) to revoke the Funding Notice for both Members (if there has been a Funding Notice for both Members with respect to the applicable Capital Default Amount), whereupon any Capital Contributions paid by the non-Capital Defaulting Member pursuant to such Funding Notice shall be returned, in which event the Members may reconsider the needs of the Company for additional Capital Contributions, and any Member may thereafter issue any Funding Notice as permitted hereunder following such reconsideration; or

(c) to make its required Capital Contribution and, if applicable, pursue its rights under the Parent Guaranty delivered by the Parent of the Capital Defaulting Member with respect to such Capital Default Amount.

Unless the non-Capital Defaulting Member shall have elected to revoke the Funding Notice for both Members pursuant to Section 3.4(b) (if applicable), then, until either the Capital Default Loan made by the non-Capital Defaulting Member shall have been repaid in full or the amounts due with respect to such Capital Contribution have been funded by the Capital Defaulting Member or, if applicable, its Parent pursuant to the Parent Guaranty, the Capital Defaulting Member and the Management Committee Representatives appointed by it shall have no voting or approval rights as a Member or as a Management Committee Representative (other than voting or approval rights with respect to any action, decision or transaction, to be taken, made or entered into with respect to the Member Units, which will continue to be exercised solely by the Management Committee Representatives appointed by the Member affiliated with the issuer of the Member Units pursuant to Section 4.1(e)(ii) except as provided in Section 4.3(i)), but the other Member shall continue to act in good faith in the interest of the Company and shall not unilaterally take any action that is inconsistent with the business purposes of the Company. Such voting and approval rights shall be restored in the event that the Capital Defaulting Member (or, if applicable, its Parent, pursuant to its Parent Guaranty) repays the Capital Default Loan in accordance with the terms of this Agreement, but the Capital Defaulting Member and the Management Committee Representatives appointed by it shall be bound by all decisions that were made with respect to the Company without its or their approval while the Capital Default Loan was outstanding. Notwithstanding the foregoing, under no circumstances shall the non-Capital Defaulting Member or the Management Committee Representatives appointed by it have any authority, without the written consent of the Capital Defaulting Member or, as applicable, the Management Committee Representatives appointed by it, to cause the Company to incur on behalf of the Company any indebtedness which includes any recourse obligations of any Member, to engage in any transaction with any Affiliate of the non-Capital Defaulting Member, or to amend this Agreement, nor shall the Capital Defaulting Member forfeit any of its rights to receive distributions, to receive reports or obtain information as a result of the making of any Capital Default Loan.

Section 3.5 Parent Guaranty.

Concurrently with the execution and delivery of this Agreement, ERP has delivered its Parent Guaranty to AVB Member. No creditor or third party shall have rights to enforce any obligations under any Parent Guaranty.

Section 3.6 Members as Creditors.

With the Approval of the Members and subject to any other applicable terms in this Agreement, any Member may lend money to and transact other business with the Company as a creditor and, subject to applicable law, any Member has the same rights and obligations with respect thereto as a person who is not a Member.

Section 3.7 No Right of Withdrawal or Resignation.

No Member shall have the right to withdraw or resign from the Company except with the Approval of the Members, and then only upon such terms and conditions as may be specifically agreed upon between the Members. Notwithstanding any other provision of this Agreement, unless otherwise Approved by the Members, the withdrawing or resigning Member shall not be entitled to any return or repayment of its Capital Contribution or other distribution or transfer in the event of withdrawal or resignation. The foregoing provisions are exclusive and no Member shall be entitled to claim any distribution or transfer upon withdrawal or resignation under Section 18-604 of the Act or otherwise.

Section 3.8 Limited Liability.

Except as expressly set forth in this Agreement or required by law, no Member shall (a) be personally liable for any Indebtedness or other liability or obligation of the Company, whether that Indebtedness, liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Member of the Company, or (b) have any obligation to restore any deficit or negative balance in the Capital Account of such Member.

Section 3.9 No Third Party Rights.

Any obligations or rights of the Company or the Members to make or require any Capital Contribution under this Article III shall not result in the grant of any rights or confer any benefits upon any Person who is not a Member.

ARTICLE IV

MANAGEMENT AND CONTROL OF THE COMPANY

Section 4.1 Management Committee

(a) Composition. The Company shall have a Management Committee (the “Management Committee”) which shall be composed of four (4) individuals (each, a “Management Committee Representative”). Two (2) Management Committee Representatives shall be Persons appointed by AVB Member (the “AVB Representatives”) and two Management Committee Representatives shall be Persons appointed by ERP Member (the “ERP Representatives”). As of the date hereof, the initial AVB Representatives are Kevin O’Shea and Matthew Birenbaum, and the initial ERP Representatives are Mark Parrell and Bruce Strohm.

(b) Vacancies; Removal. Each Management Committee Representative shall hold office at the discretion of the Member appointing such Management Committee Representative. Any AVB Representative may be removed and replaced, with or without cause and for any reason at any time, by (and only by) AVB Member. Any ERP Representative may be removed and replaced, with or without cause and for any reason at any time, by (and only by) ERP Manager. A Management Committee Representative may also resign of its own volition at any time, by written notice to the Members. In the event of any vacancy in the office of a Management Committee Representative, such vacancy shall be filled, by written notice to the Members, by an individual designated by (i) AVB Member if such vacancy relates to an AVB Representative, and (ii) ERP Member if such vacancy relates to an ERP Representative.

(c) Meetings.

(i) Meetings of the Management Committee shall be held once per fiscal year of the Company on such dates and at such places and times as may be Approved by the Members. The agenda items for each annual meeting shall include a review of the Company’s business and the other activities of the Company.

(ii) With the Approval of the Members, Management Committee meetings may be held more frequently than annually, and, notwithstanding the foregoing, a special meeting may be called by any Management Committee Representative by written notice delivered at least 3 business days in advance and stating the purpose of the meeting.

(iii) Management Committee Representatives may vote in person or by proxy; such proxy may be granted in writing, by electronic transmission (as defined in the Act), or as otherwise permitted by applicable law.

(iv) At the election of either Member, Management Committee meetings may be held by telephone conference or other communications equipment by means of which all participating Management Committee Representatives can simultaneously hear each other during the meeting.

(v) Any action required or permitted to be taken by the Management Committee may be taken without a meeting, if a consent to such action is delivered in writing or via electronic transmission (as defined in the Act) by the requisite number of the Management Committee Representatives. Such written consent or a record of such electronic transmission shall be filed with the records of the Management Committee.

(d) Attendance at Management Committee Meetings. Subject to Section 3.4, no action may be taken at a meeting of the Management Committee unless at least one Management Committee Representative appointed by each Member is present in person or as otherwise permitted in Section 4.1(c). Notwithstanding the foregoing, during any period when a Member shall be a Capital Defaulting Member, action may be taken at a meeting of the Management Committee without regard to the attendance at such meeting of the Management Committee Representatives appointed by such Capital Defaulting Member, but only with respect to matters as to which its Management Committee Representatives have no voting rights as more fully provided in Section 3.4, and only if at least five (5) Business Days’ notice of the meeting shall have been provided to the Capital Defaulting Member and an opportunity to be present at such meeting (in person or via telephone) shall have been provided to such Capital Defaulting Member.

(e) Voting Rights; Required Votes. Except as provided below, and subject to Section 3.4, each Management Committee Representative shall be entitled to cast one vote with respect to any matter requiring Approval of the Management Committee. Any action, decision or transaction considered by the Management Committee at a meeting thereof must be Approved by the Management Committee in order to be authorized; provided that (i) any action to be considered by the Management Committee involving any contract or agreement between the Company or any of its Subsidiaries (which, for the avoidance of doubt, does not include AVB DownREIT, the ERP DownREITs or their respective Subsidiaries) and a Contracting Member shall not be effective or authorized unless it is unanimously approved by the Management Committee Representatives appointed by the Non-Contracting Member (which approval shall constitute “Approval by the Management Committee” for all purposes hereof) and the Management Committee Representatives appointed by the Contracting Member shall have no right to vote or approve of any such action and (ii) except for the decisions or actions set forth in Section 4.3(i), with respect to any action, decision or transaction to be taken, made or entered into with respect to any Member Units, including voting any Member Units, whether directly by the Subsidiary Entity holding such Member Units or indirectly through voting by the Company of its equity interest in such Subsidiary Entity, only Management Committee Representatives appointed by the Member affiliated with the issuer of the Member Units shall have the right to vote on or approve of any such action, decision or transaction (which approval shall constitute “Approval by the Management Committee” for all purposes hereof). Notwithstanding anything to the contrary contained herein, if only one of the Management Committee Representatives appointed by a Member is present in person, via other means permitted pursuant to Section 4.1(c) or by proxy at a meeting of the Management Committee, the votes cast by such Management Committee Representative shall count as two (2) votes and shall be deemed to consist of the entire voting power of both Management Committee Representatives appointed by such Member.

(f) Approval by Members in Lieu of the Management Committee. At any time, the Members may consider and Approve or disapprove any action, decision or transaction that this Agreement contemplates will be considered, Approved or disapproved by the Management Committee. In the event of any conflict or inconsistency between any action, decision or transaction that has been Approved by the Members and any action, decision or transaction that has been Approved by the Management Committee, the action, decision or transaction Approved by the Members shall govern and control, and shall not be overridden or superseded by an action, decision or transaction Approved by the Management Committee unless such action, decision or transaction is also Approved by the Members.

Section 4.2 Administrative Manager.

(a) As expressly provided in this Agreement, or at any time and from time to time hereafter with the Approval of the Members or the Approval of the Management Committee, a Member shall be designated as administrative member of the Company (in such capacity, the “Administrative Manager”). The Administrative Manager is intended to be a “manager” as defined in the Act having the specific authority expressly described herein or in the applicable Approval of the Members or Approval of the Management Committee.

(b) The Members hereby designate ERP Member to be the Administrative Manager with the responsibility for general administrative oversight and management of the Company. The Administrative Manager shall have authority to manage the day-to-day general business and administrative affairs of the Company, including the opening and maintenance of bank accounts, the handling of funds, the maintenance of the Company’s books and records, the preparation and distribution of quarterly and annual reports, the preparation and distribution of tax returns, the procurement of insurance policies consistent with this Agreement, serving as manager, authorized signatory or agent of the Company with respect to the execution of documents or consummation of transactions, or otherwise with respect to specific assets or obligations of the Company, and the other specific authorities provided for in this Agreement, together with the authority, rights and powers in connection with the general and administrative management of the Company’s business to do any and all other acts and things necessary, proper, appropriate, advisable, incidental or convenient to effectuate the purposes of this Agreement, but all subject to the limitations, restrictions, conditions and requirements set forth in this Agreement.

(c) The Member appointed as the Administrative Manager shall serve at the discretion of the Members, and such Member may be removed as the Administrative Manager upon the Approval of the Members (if such Member was appointed with the Approval of the Members or the Approval of the Management Committee) or removed upon the Approval of the Management Committee (if such Member was appointed with the Approval of the Management Committee).

(d) Without limiting the Administrative Manager’s express obligations under this Agreement, the Members hereby agree that the Administrative Manager shall not have any fiduciary duty to the Company or the Members, any such requirement of fiduciary duty being forever and unconditionally waived by the Members to the extent permitted by the Act. Notwithstanding anything to the contrary in this Agreement, in addition to the express limitations set forth in this Agreement with respect to the duties and obligations of the Administrative Manager, Administrative Manager shall not be in default of its duties and obligations under this Agreement in the event that (i) such Administrative Manager is unable to cause the Company or a Member to take any action because the action to be taken constitutes a Major Decision and such Major Decision is not then Approved by the Members or Approved by the Management Committee, or (ii) such Administrative Manager is unable to cause the Company or a Member to take any action due to a lack of available Company funds.

(e) Officers. From time to time, the Management Committee may appoint officers of the Company or its Subsidiaries with such designations, responsibilities, and authority as the Management Committee deems appropriate or advisable.

Section 4.3 Major Decisions.

Notwithstanding any other provision of this Agreement to the contrary, no Member or Administrative Manager shall take or cause any of the following actions, make any of the following decisions or enter into any of the following transactions (each a “Major Decision”), whether by or on behalf of the Company directly, or by or on behalf of any of the Subsidiary Entities, without first obtaining the Approval of the Management Committee (or, pursuant to Section 4.1(f), the Approval of the Members) (it being understood that such Approval may be obtained through the approvals that are granted for an Annual Budget and that a Member’s or the Management Committee’s approval of any such Annual Budget shall be deemed to include the approval of all matters identified therein and of the implementation thereof by the Administrative Manager in good faith and in the ordinary course of business) or take any other action which contravenes the conditions or limitations that expressly apply to any Approval by the Members or Approval by the Management Committee pursuant to the terms of this Agreement:

(a) Amend Organizational Documents. (x) Amend or otherwise change any material provision of any organizational document of any Subsidiary Entity or (y) cause or permit the amendment or other change to any organizational document of an Entity issuing the Member Units that could reasonably be expected to effect the ability of Equity Residential or AVB to qualify as a REIT under the Code, to materially and adversely affect the accounting treatment of ownership of Common Shares by a Member or the treatment of transfers of Restricted Properties or interests therein to the Entities issuing Member Units as tax deferred contributions under Section 721 of the Code.

(b) Enter into New Partnership. Enter into or establish any partnership, joint venture or similar arrangement (including, without limitation, funds or other investment vehicles) with a third party.

(c) Elections or Changes to Governing Boards of Subsidiary Entities. Elect members to, or voluntarily permit any changes to, any board, management committee or similar governing board of any Subsidiary Entity; provided, however, that the Management Committee and the Members will use all commercially reasonably efforts to cause the membership of any such governing board to consist of as nearly equal a number as practicable of designees by the AVB Member and designees by the ERP Member.

(d) Acquisition of Assets; Formation of New Subsidiary Entities. Invest in, purchase or otherwise acquire (whether by merger, consolidation or acquisition of equity interests or assets, or any other business combination, and whether directly or indirectly) any assets, including equity interests in any entity, or an interest therein, other than the Archstone Legacy Assets and the Member Units, or form any new Subsidiary Entity.

(e) Sales and Dispositions. Cause any sale, transfer, assignment, conveyance, exchange or other disposition of any assets of the Company or any Subsidiary Entity, including any of the Archstone Legacy Assets or any Member Units other than redemptions of Member Units in compliance with Section 10.4.

(f) Annual Budget; Expenditures in Excess of Budget. Approve an Annual Budget or any modification to an Annual Budget or expend (or commit to expend) on an aggregate basis amounts in excess of 110% of the total budgeted amount in any such Annual Budget.

(g) Archstone Preferred Units. Make any decision or take any action involving the redemption, purchase, re-purchase, cancellation or exchange of, or the declaration, setting aside or payment of a dividend or distribution with respect to, the Archstone Preferred Units;.

(h) Series I Preferred Shares. Make any decision or take any action involving the redemption, purchase, re-purchase, cancellation or exchange of, or the declaration, setting aside or payment of a dividend or distribution with respect to, the Series I Preferred Shares.

(i) Member Units. Make any decision or take any action relating to the redemption or other disposition of any Member Units (or action having a comparable effect on Holdings’ direct or indirect interest in the ERP DownREITs or AVB DownREIT), whether directly by the Subsidiary Entity holding such Member Units or indirectly through voting by the Company of its equity interest in such Subsidiary Entity, other than any distribution of Member Units to the applicable Member upon liquidation of the Company in accordance with this Agreement or distributions in redemption in accordance with Section 10.4.

(j) Additional Capital Contributions. Issue a Funding Notice unless the funds requested in such Funding Notice are for an expense that is specified in Section 3.3(b)(i) or that has been Approved by the Members or Approved by the Management Committee in an Annual Budget.

(k) Waiver of Requirement to make Additional Capital Contributions. Waive any requirements of any Member to make Additional Capital Contributions required to be made pursuant to a Funding Notice.

(l) Transactions with Members, Affiliates. Enter into or consummate any transaction or arrangement between the Company or any Subsidiary Entity, on the one hand, and any Member or any Affiliate of any Member, on the other hand.

(m) Indebtedness. Cause the Company or any Subsidiary Entity to incur, assume, prepay, purchase, amend, extend, renew, refinance, recast, compromise or otherwise deal with any Indebtedness (other than payables incurred in the ordinary course of business in accordance with an Approved Annual Budget).

(n) Liens. Mortgage, pledge, hypothecate or subject to any type of lien (other than inchoate liens for contractors and subcontractors, real estate taxes and utility charges established by applicable law) any of the assets of the Company or any Subsidiary Entity, or amend, extend or renew any of the agreements entered into in connection with the foregoing.

(o) Accountants. Engage, remove or appoint any accountants for the Company or any Subsidiary Entity (other than the Accountants).

(p) Change Accounting Principles or Policies. Except as required by changes in law or changes in generally accepted accounting principles, change any financial accounting principles or policies in any material respect.

(q) Material Liabilities. Take any action that is not contemplated in the Annual Budget that would reasonably be anticipated to create a material liability, obligation, cost or expense for the Company or any Subsidiary Entity in an amount that is reasonably anticipated to exceed $250,000.

(r) Material Contracts. Except as set forth in Section 4.5, enter into, renew, modify or terminate or cause the Company or any Subsidiary Entity to enter into, renew, modify or terminate any contract (i) involving aggregate annual payments in an amount in excess of (A) $50,000 with respect to any single contract or (B) 110% of the line item in the Annual Budget which governs the subject matter of such contract, with respect to all such contracts in the aggregate during the period covered by such Annual Budget, or (ii) for a term of greater than one year, or (iii) which is not terminable by the Company or Subsidiary Entity without cause or penalty on sixty (60) days’ or less prior written notice.

(s) Employees. Hire any employee of the Company or any Subsidiary Entity or establish, adopt, enter into or amend any collective bargaining (or similar), bonus, profit-sharing, thrift, compensation, stock option, restricted stock, stock unit, dividend equivalent, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement with any independent contractor of the Company.

(t) Legal Proceedings. Commence any material legal or arbitration proceeding on behalf of the Company or any Subsidiary Entity; confess a material judgment against the Company or any Subsidiary Entity; settle any material claim asserted against the Company or any Subsidiary Entity in any legal or arbitration proceeding.

(u) Indemnification Claims. Except as provided in the Buyers Agreement, make any decision or take any action involving indemnification claims against Seller pursuant to the Purchase Agreement or any documents related to, or executed in connection with, the Purchase Agreement.

(v) Bankruptcy. Cause any of the following to occur with respect to the Company or any Subsidiary Entity: (i) making an assignment for the benefit of creditors, (ii) filing a voluntary petition in bankruptcy, (iii) filing a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (iv) filing an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (v) filing a petition seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator, whether for itself or for all or any substantial part of its properties, or (vi) taking any action in furtherance of the foregoing.

(w) Reorganization. Cause the formation of any Subsidiary Entity or any Affiliate of the Company, or merge the Company or any Subsidiary Entity into any other Person, or convert the form of such Entity into a different form of Entity or otherwise enter into any similar entity reorganization.

(x) Dissolution of the Company; In-Kind Distributions. Except in accordance with Section 9.1, cause the dissolution and winding-up of the Company or any Subsidiary Entity, except for the dissolution and liquidation of a Subsidiary Entity following the approved sale of all of the assets owned by such Subsidiary Entity, or make any in-kind distribution of the assets of the Company or any Subsidiary Entity, except as provided in Section 5.3 or 9.2 or 10.4.

(y) Insurance. Determine, modify or waive the requirements of the Company’s insurance program, including insurers, coverage and policy amounts.

(z) Tax Elections. Make, rescind or revoke any material tax election (whether or not such election is filed with a tax return) or change a material method of tax accounting, amend any material tax return, agree to waive or extend any period of adjustment, assessment or collection of material taxes, or settle or compromise any material federal, state, local or foreign income tax liability, audit, claim or assessment, or enter into any material closing agreement related to taxes, or surrender any right to claim any material tax refund unless in each case such action is required by applicable law.

(aa) Prohibited Tax Shelter Transactions. Use any assets of the Company or any Subsidiary Entity in a “prohibited tax shelter transaction” within the meaning of Section 4965(e)(1) of the Code.

(bb) Reserves. Except for reserves that are expressly provided for in the Annual Budget, establish reserves for future working capital or other capital needs or for any other purpose of the Company or any Subsidiary Entity.

(cc) Designation of Administrative Manager. Appoint or remove a Member as the Administrative Manager or appoint or remove any Person as a member, manager or officer of any Subsidiary Entity.

(dd) Other Major Decisions. Approve any action, decision or transaction for which the Approval of the Members or Approval of the Management Committee is required pursuant to any other provision of this Agreement.

Notwithstanding the provisions of this Section 4.3, the final documents for any material action, decision or transaction that would, but for its inclusion in an Annual Budget, be a “Major Decision” hereunder shall be subject to Approval of the Management Committee, which Approval shall not be unreasonably withheld, conditioned or delayed if the proposed action, decision or transaction is consistent with the Annual Budget for the applicable asset or liability in all material respects. It is understood and agreed that any Member or Administrative Manager may initiate a request to the Management Committee for consideration of a proposed Major Decision.

Section 4.4 Budgets and Business Plans.

(a) On or before October 15th of each year during the term hereof, the Administrative Manager shall prepare and submit to the Members for Approval of the Members a proposed Annual Budget for the next calendar year.

(b) At a Management Committee meeting following the completion of each Fiscal Year (to be called by the Administrative Manager for a date during the first quarter of the next Fiscal Year), the agenda items shall include approval of the proposed Annual Budget for the ensuing year. If the Management Committee does not approve the proposed Annual Budget for any year, then, until an Annual Budget for such year is Approved by the Management Committee, the prior year’s Annual Budget shall be utilized with adjustments thereto to reflect

(i) any increases in particular line items that have been Approved by the Management Committee, (ii) as to other items, adjustments to reflect increases in the cost of living and increases in the cost of non-discretionary items (such as debt service payments, insurance premiums (for coverages required pursuant to this Agreement) or costs required to be incurred pursuant to the requirements of contracts to which the Company or any Subsidiary Entity is a party or to which the Company or any Subsidiary Entity is otherwise bound), and (iii) increases resulting from emergencies or force majeure events.

Section 4.5 Reserves — General.

The Company shall maintain, and shall cause the Subsidiary Entities to maintain, such reserves as are Approved by the Members or Approved by the Management Committee or set forth or contemplated in the Annual Budget. In the Annual Budget, the Members may provide for the retention of sufficient amounts of cash on hand in the accounts of the Company and the Subsidiary Entities to pay reasonably anticipated costs and expenses of the Company and the Subsidiary Entities to the extent mutually agreed.

Section 4.6 Contracts With Contracting Members.

(a) Except as expressly approved in this Agreement, in an Annual Budget or otherwise Approved by the Members or Approved by the Management Committee, neither any Member nor the Administrative Manager shall cause or permit the Company or any Subsidiary Entity to engage or pay any compensation to a Member or any Affiliate of a Member for the provision of services to the Company or any Subsidiary Entity.

(b) Notwithstanding any provision herein to the contrary, in its sole discretion, the Non-Contracting Member, acting on behalf of the Company or any Subsidiary Entity, may terminate (or otherwise exercise the rights and remedies of the Company or a Subsidiary Entity under) any agreements with any Contracting Member or any Affiliate of the Contracting Member pursuant to the terms of any such agreement (after it complies with the requirements set forth in the immediately following paragraph), provided that the Non-Contracting Member may not so act on behalf of the Company or any Subsidiary Entity to terminate any such agreement pursuant to any “without cause” termination right. No decision under any such agreement that would constitute a “Major Decision” under this Agreement may be made on behalf of the Company or any Subsidiary Entity without the Approval of the Members or Approval of the Management Committee.

(c) Notwithstanding the provisions of Section 4.6(b), if the Non-Contracting Member reasonably believes that the Contracting Member or any Affiliate of the Contracting Member is not fulfilling its obligations under any agreement, the Non-Contracting Member shall, before exercising any termination right or other right or remedy thereunder, (i) obtain any and all necessary consents and approvals, and (ii) provide the Contracting Member (or Affiliate) with written notice thereof, which shall have 30 days from its receipt of the notice to remedy the situation to the Non-Contracting Member’s reasonable satisfaction; provided, that if such situation is reasonably susceptible of cure, but a period longer than 30 days is reasonably required to complete the cure, then such Contracting Member (or Affiliate) shall have an additional period to remedy the situation so long as such Contracting Member (or Affiliate) promptly commences to remedy the situation and diligently prosecutes the same to completion, but such additional period shall not exceed an additional 60 days. If the Non-Contracting Member is not reasonably satisfied that the situation has been remedied within such period, the Non-Contracting Member shall have the right to terminate the applicable agreement pursuant to the terms thereof, and replace such Contracting Member (or Affiliate) with an Entity selected by the Contracting Member from a list provided by the Non-Contracting Member provided that the list includes the names of at least three (3) Persons unaffiliated with the Non-Contracting Member, all of whom have at least ten (10) years’ experience in performing the management or other services that were provided under the applicable terminated agreement.

Section 4.7 Limited Liability of Management Committee Representatives and Administrative Manager.

Except as expressly set forth in this Agreement or as required by law, no Management Committee Representative or Administrative Manager shall be personally liable for any debt, obligation or liability of the Company whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Management Committee Representative or Administrative Manager of the Company.

Section 4.8 Standard of Care of Management Committee Representatives and Administrative Manager.

Each Management Committee Representative and the Administrative Manager shall perform the respective duties as Management Committee Representative and Administrative Manager in good faith and in the ordinary course of business, consistent with the terms of this Agreement, subject, in the case of Management Committee Representatives, to the terms of Section 1.9, and subject, in the case of both Management Committee Representatives and the Administrative Manager, to the terms of Section 7.4. Management Committee Representatives and the Administrative Manager do not, in any manner, guarantee the return of the Members’ Capital Contributions or a profit for the Members from the operations of the Company. Management Committee Representatives and the Administrative Manager shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, gross negligence, willful misconduct, a willful, knowing or intentional breach of this Agreement, or the result of any act or omission performed or omitted by it not in good faith.

Section 4.9 Transactions between the Company and an Interested Management Committee Representative.

Notwithstanding that it may constitute a conflict of interest, a Management Committee Representative that is not a Member or Affiliate of a Member may directly or indirectly engage in any transaction (including without limitation the purchase, sale, lease, or exchange of any property, or the lending of funds, or the rendering of any service, or the establishment of any salary, other compensation, or other terms of employment) with the Company; provided however that in each case (a) such transaction is not expressly prohibited by this Agreement, (b) the terms and conditions of such transaction on an overall basis are fair and reasonable to the Company, and (c) the transaction has been Approved by the Members after disclosure of all material facts relating to the conflict or potential conflict.

Section 4.10 Bank Accounts.

The Administrative Manager may from time to time open bank accounts in the name of the Company (which shall be segregated from, and not commingled with the funds of any Person other than a Subsidiary Entity), and representatives of the Administrative Manager shall be the sole signatories thereon.

Section 4.11 Reimbursement of Expenses; Compensation.

(a) The Management Committee Representatives and the Administrative Manager shall be entitled to reimbursement from the Company of all third-party out-of-pocket expenses of the Company reasonably incurred and paid by such Management Committee Representative or Administrative Manager on behalf of the Company.

(b) Except as specifically provided in this Section 4.11, Members, Management Committee Representatives and the Administrative Manager shall not otherwise be entitled to compensation.

Section 4.12 Reliance by Third Parties.

Any Person dealing with the Company or any Subsidiary Entity may rely upon a certificate signed by any Member or the Administrative Manager as to:

(i) the identity of the Members or the Administrative Manager;

(ii) the existence or non-existence of any fact or facts that constitute a condition precedent to acts by the Company or any Subsidiary Entity or that are in any other manner germane to the affairs of the Company or any Subsidiary Entity;

(iii) the Persons, if any, that are authorized to execute and deliver any instrument or document of, or on behalf of, the Company or any Subsidiary Entity; or

(iv) any act or failure to act by the Company or any Subsidiary Entity, or any other matter whatsoever, involving the Company or any Subsidiary Entity.

Section 4.13 Member Unit Voting Rights.

Each Member shall be entitled to exercise all voting rights with respect to the Member Units issued by its Affiliate (other than any voting rights with respect to an action that would result in the redemption or other disposition of such Member Units, the voting rights with respect to which action shall require Approval as a Major Decision).

ARTICLE V

TAXES, ALLOCATIONS AND DISTRIBUTIONS

Section 5.1 Allocations and Tax Provisions.

Notwithstanding any contrary provision of this Agreement, rules governing allocations of income, gains, losses and deductions, certain tax matters and related items are set forth in Schedule B attached hereto and made a part hereof.

Section 5.2 Non-Liquidating Distributions.

Subject to Section 5.5, non-liquidating distributions of Distributable Cash shall be made no less frequently than once each fiscal quarter to the Members based on the source of the applicable funds as follows:

(i) An amount equal to the aggregate Undistributed Unit Receipts as of the date with respect to which the Distributable Cash shall have been determined attributable to the ERP Units shall be distributed to the ERP Member and an amount equal to the aggregate Undistributed Unit Receipts as of the date with respect to which the Distributable Cash shall have been determined attributable to the AVB Units shall be distributed to the AVB Member; provided that, if the aggregate amount of Distributable Cash as of the date of the applicable distribution is less than the aggregate amount of Undistributed Unit Receipts as of such date, then all of the Distributable Cash as of such date will be distributed to the Members in proportion to the respective percentages of the aggregate Undistributed Unit Receipts attributable to the ERP Units or the AVB Units, as the case may be.

(ii) If and to the extent that Unit Receipts consist of property other than cash distributed with respect to AVB Units or ERP Units, then a distribution shall be made, as promptly as practicable after receipt thereof, to the ERP Member in the form of the property distributed with respect to the ERP Units or to the AVB Member in the form of the property distributed with respect to the AVB Units, as the case may be, and shall be valued, for purposes of determining the amount of Distributable Cash and Undistributed Unit Receipts, at the fair market value of such property as determined by agreement between the Members.

(iii) Any Distributable Cash remaining after the distributions made pursuant to paragraph (i) of this Section 5.2 on any date shall be distributed to the Members equitably, after taking into account the source of the revenue and the relative Capital Contributions of the Members.

Section 5.3 Distributions in Liquidation.

(a) All distributions in liquidation of the Company shall be made in compliance with the applicable provisions of the Act and otherwise pursuant to this Agreement. After appropriate payments have been made to the Company’s creditors and holders of preferred securities, (i) any AVB Units held by a Subsidiary Entity upon liquidation of such Subsidiary Entity shall be distributed in kind, through one or more transfers, to the Company and the Company shall distribute such AVB Units to AVB Member and (ii) any ERP Units held by a Subsidiary Entity upon liquidation of such Subsidiary Entity shall be distributed in kind, through one or more transfers, to the Company and the Company shall distribute such ERP Units to ERP Member. No distribution of AVB Units or ERP Units pursuant to this Section 5.3 shall be considered, for purposes of Section 5.2(i), to be a distribution of Undistributed Unit Receipts. All Distributable Cash of the Company, upon liquidation, shall be distributed in accordance with the priorities set forth in Section 5.2, subject to the provisions of Section 5.3(b).

(b) In the event that, the amount of Distributable Cash available to be distributed in liquidation of the Company is less than the amount of Undistributed Unit Receipts at such time, the Members shall make Capital Contributions (x) first, in the amount necessary to fulfill any previously unsatisfied Capital Contribution call with respect to such Member and (y) second, in their respective Proportionate Shares in an aggregate amount sufficient to cause the amount of Distributable Cash to equal the amount of Undistributed Unit Receipts.

(c) Subject to the provisions of Sections 5.3(b) and 9.2, the Members shall have no obligation to restore a deficit Capital Account balance at any time.

Section 5.4 Withholding.

(a) General. Each Member shall, to the fullest extent permitted by applicable law, indemnify and hold harmless the Company and each Covered Person who is or who is deemed to be the responsible withholding agent for U.S. federal, state or local or non-U.S. income tax purposes against all claims, liabilities and expenses of whatever nature relating to the Company’s or such Covered Person’s obligation to withhold and to pay over, or otherwise pay, any withholding or other taxes payable by the Company with respect to such Member or as a result of such Member’s participation in the Company.

(b) Authority to Withhold; Treatment of Withheld Tax. Notwithstanding any other provision of this Agreement, each Member hereby authorizes the Company to withhold and to pay over, or otherwise pay, any withholding or other taxes payable or required to be deducted by the Company or any of its Affiliates (pursuant to the Code or any provision of U.S. federal, state or local or non-U.S. tax law) with respect to such Member or as a result of such Member’s participation in the Company (including as a result of a distribution in kind to such Member). If and to the extent that the Company shall be required to withhold or pay any such withholding or other taxes, such Member shall be deemed for all purposes of this Agreement to have received from the Company as of the time that such withholding or other tax is withheld or paid, whichever is earlier, a distribution of Distributable Cash in the amount thereof, pursuant to the applicable clause of Section 5.2 or 5.3, to the extent that such Member would have received a cash distribution, pursuant to the applicable clause of Section 5.2 or 5.3, but for such withholding. To the extent that such withholding or payment exceeds the cash distribution that such Member would have received but for such withholding, the Administrative Manager shall notify such Member as to the amount of such excess and such Member shall make a prompt payment to the Company of such amount by wire transfer, which payment shall not constitute a Capital Contribution and, consequently, shall not increase the Capital Account of such Member.

(c) Withholding Tax Rate. Any withholdings referred to in this Section 5.4 shall be made at the maximum applicable statutory rate under the applicable tax law unless the Administrative Manager shall have received an opinion of counsel, or other evidence, reasonably satisfactory to the Administrative Manager to the effect that a lower rate is applicable or that no withholding or payment is required.

(d) Withholding from Distributions to the Company. In the event that the Company or any Subsidiary Entity receives a distribution or payment from or in respect of which tax has been withheld, the Company shall be deemed to have received cash in an amount equal to the amount of such withheld tax, and amounts withheld shall be deemed to be Distributable Cash that has been paid to the Member to whom such withholding is attributable. To the extent that such payment exceeds the cash distribution that such Member would have received but for such withholding, the Administrative Manager shall notify such Member as to the amount of such excess and such Member shall make a prompt payment to the Company of such amount by wire transfer, which payment shall not constitute a Capital Contribution and, consequently, shall not increase the Capital Account of such Member.

Section 5.5 Initial Distributions in Connection with Restructuring.

The Members acknowledge that, immediately following the Company acquiring the Holdings Preferred Interests from Archstone Enterprise LP, it is contemplated that the Company will receive the assets set forth on Schedule E as distributions from Holdings. Notwithstanding anything in this Article V or elsewhere in this Agreement to the contrary, the Company will distribute the assets set forth on Schedule E to its Members in the manner indicated on such Schedule E promptly following the Company’s receipt of such assets.

ARTICLE VI

ACCOUNTING, RECORDS AND REPORTING

Section 6.1 Accounting and Records.

The books and records of the Company shall be kept, and its financial position and the results of its operations recorded, in accordance with generally accepted accounting principles. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business in accordance with the Act. All books and records of the Company shall be maintained at the Company’s principal executive offices.

Section 6.2 Access to Accounting and Other Records.

The following provisions of this Section 6.2 shall supersede and act in lieu of the provisions of Section 18-305 of the Act:

(a) Upon request of any Member, the Company shall promptly deliver or cause to be delivered to the requesting Member, at the expense of the Company, a copy of (i) a current list of the full name and last known address of each Member and the Capital Contributions and Proportionate Share held of record by each Member; (ii) a current list of the Management Committee Representatives and the Administrative Manager; and (iii) the Company’s federal, state and local income tax returns and reports, if any, for each of its taxable years.

(b) Each Member also has the right to inspect and copy during normal business hours any of the Company’s books and records, including (i) the Certificate of Formation of the Company, any amendments to the Certificate of Formation, and executed copies of any powers of attorney granted for the purpose of executing the Certificate of Formation; (ii) this Agreement and any amendments to this Agreement; (iii) financial statements of the Company; and (iv) the written minutes of any meeting of the Management Committee or the Members and any written consents of the Management Committee or the Members for actions taken without a meeting.

(c) Management Committee Representatives and the Administrative Manager shall also have the right to inspect any and all books and records of the Company for purposes reasonably related to their duties as Management Committee Representatives or Administrative Manager.

Section 6.3 Required Reports.

The Administrative Manager shall furnish to each Member the following reports prepared for and at the expense of the Company:

(a) Annual Financial Reports. Within one hundred fifty (150) days after the end of each calendar year during the term of this Agreement, the Administrative Manager shall cause to be prepared and furnished to the Members, annual unaudited financial statements for such (full or partial) calendar year accurately reflecting the financial condition of the Company and each Subsidiary Entity.

(b) Quarterly Reports; Other Information. The Administrative Manager shall, within sixty (60) days after the end of each calendar quarter, cause to be prepared and furnished to the Members unaudited balance sheets and profit and loss statements and unaudited cash flow statements accurately reflecting the operating results of the Company and each Subsidiary Entity, a comparison to the Annual Budget, and containing a narrative executive summary, which shall include information with respect to the amounts of Unit Receipts, Undistributed Unit Receipts and distributions to the Members. In addition, each Member is entitled to receive (x) all information reasonably requested to permit such Member to complete deferred tax/FAS 109 calculations on a quarterly basis, and (y) all information reasonably requested with respect to the amounts of Unit Receipts, Undistributed Unit Receipts and distributions to the Members.

(c) Bank Accounts. With respect to the bank account or accounts maintained by the Administrative Manager in the name of the Company, the Administrative Manager shall:

(i)	promptly following the receipt of any bank account statement, send a copy of such bank account statement to the AVB Member;

(ii)	to the extent permitted and reasonably practicable, arrange to have the applicable bank send such bank account statements directly to the AVB Member; and

(iii)	promptly following request, provide to the AVB Member information regarding deposits or withdrawals from any such bank accounts or any other information related to such bank accounts as reasonably requested by the AVB Member.

(d) Costs and Expenses. The costs and expenses incurred by the Company or the Administrative Manager in establishing and maintaining the books and records of the Company, as well as the annual audit of the books and records of the Company and the Subsidiary Entities, and the costs and expenses incurred in preparing and furnishing any and all such reports and information shall be borne by the Company.

Section 6.4 Tax Returns.

The Administrative Manager shall cause to be prepared by the Accountants all tax returns required of the Company and each Subsidiary Entity. Not later than August 1 of each year, the Administrative Manager shall distribute or cause to be distributed to the Members drafts of the proposed tax returns to be filed on behalf of the Company or any Subsidiary Entity. Following the distribution of such draft tax returns, but prior to ten (10) Business Days prior to the due date for the filing thereof (or such alternative date as may be Approved by the Management Committee), any of the Members may provide comments and input to the Administrative Manager, and such Member and the Administrative Manager shall consult with the Accountants concerning the comments and input so provided, as to the advisability of incorporating such comments and input into the tax returns to be so filed. Following the preparation of revised tax returns reflecting such input and comments (to the extent deemed appropriate by the Accountants), the Administrative Manager shall timely file or cause to be timely filed all such tax returns required by the Company. All decisions regarding or affecting the reporting or characterization for tax purposes of any material items of Company income, gain, loss or deduction or the allocation of liabilities of the Company and its Subsidiaries for tax purposes shall require the Approval of the Members (which approval shall not be unreasonably withheld).

Section 6.5 Tax Matters Partner.

The Administrative Manager is designated the Tax Matters Member of the Company as provided in Section 6231(a)(7) of the Code and corresponding provisions of applicable state law. This designation is effective only for the purpose of activities performed pursuant to the Code, corresponding provisions of applicable state law and under this Agreement. The Administrative Manager shall inform the Members of all tax audits and other tax proceedings, promptly update the Members of all material developments with respect thereto and provide copies of all correspondence with and submissions to the tax authorities. The Administrative Manager shall not make any material decision or take any material action as the Tax Matters Member that could adversely affect a Member or its Parent or affiliate without the consent of such Member. The Administrative Manager, as the Tax Matters Member, shall permit the Members at their own expense to participate in any tax audit or other proceeding which could affect the taxes of the Company or income or loss allocable to or taxes payable by any Member with respect to its interest in the Company. The Administrative Manager shall also perform its obligations with respect to tax matters under Schedule B.

ARTICLE VII

INDEMNIFICATION, INSURANCE AND EXCULPATION

Section 7.1 Indemnification.

(a) To the fullest extent permitted by law, the Company shall indemnify, hold harmless and defend ERP Member, AVB Member, each Parent, each Affiliate of any Member, each Management Committee Representative, the Administrative Manager, each Member’s, Affiliate’s or Parent’s agents, officers, partners, members, employees, representatives, directors or shareholders and each Subsidiary Entity’s officers, agents and employees (each, a “Covered Person”) from and against any and all losses, claims, damages, liabilities, whether joint or several, expenses (including legal fees and expenses), judgments, fines and other amounts paid in settlement (collectively, “Indemnified Losses”), incurred or suffered by such Covered Person, as a party or otherwise, in connection with any threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, arising out of or in connection with the business or the operation of the Company or any Subsidiary Entity, unless the Indemnified Losses were the result of fraud, gross negligence, willful misconduct or a willful, knowing or intentional breach of this Agreement by such Covered Person, or the result of any act or omission performed or omitted by such Covered Person not in good faith (in which case the Company shall have no indemnification obligation with respect to such Indemnified Losses).

(b) No Covered Person shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, gross negligence, willful misconduct or a willful, knowing or intentional breach of this Agreement, or any breach of Section 11.8 of this Agreement, by such Covered Person, or the result of any act or omission performed or omitted by such Covered Person not in good faith.

(c) To the fullest extent permitted by law, unless it is determined that a Covered Person is not entitled to be indemnified therefor pursuant to this Section 7.1, expenses incurred by such Covered Person in defending any claim, demand, action, suit or proceeding subject to this Section shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount.

(d) The indemnification provided by this Section 7.1 shall be in addition to any other rights to which any Covered Person may be entitled under this Agreement, any other agreement, as a matter of law or otherwise, and shall inure to the benefit of the heirs, legal representatives, successors, assigns and administrators of the Covered Person.

Section 7.2 Procedures; Survival.

(a) If a Covered Person wishes to make a claim under Section 7.1, the Covered Person should notify the Company in writing within ten (10) days after receiving a written notice of the commencement of any action that may result in a right to be indemnified under Section 7.1; provided however that the failure to notify the Company shall not relieve the Company of any liability for indemnification pursuant to Section 7.1 (except to the extent that the failure to give notice will have been materially prejudicial to the Company).

(b) A Covered Person shall have the right to employ separate legal counsel in any action pursuant to Section 7.1 and to participate in the defense of the action. The fees and expenses of such legal counsel shall be at the expense of the Covered Person unless (i) the Members or Management Committee have Approved the Company’s payment of such fees and expenses, (ii) the Company has failed to assume the defense of the action without reservation and employ counsel within a reasonable period of time after being given the notice required above, or (iii) the named parties to any such action (including any impleaded parties) include both the Covered Person and the Company and the Covered Person has been advised by its legal counsel that representation of the Covered Person and the Company by the same counsel would be inappropriate under applicable standards of professional conduct because of actual or potential differing interests between them. It is understood, however, that the Company shall, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys at any time for all such Covered Persons having actual or potential differing interests with the Company.

(c) The Company shall not be liable for any settlement of any action against any Covered Person for which the Company is required to indemnify such Covered Person hereunder which is agreed to without the Approval of the Members or Management Committee.

(d) The indemnification obligations set forth in this Article VII hereof shall survive the termination of this Agreement.

Section 7.3 Insurance.

The Company shall maintain, for the benefit of the Company, its Subsidiary Entities, the Members, the Management Committee Representatives and the Administrative Manager, and at the expense of the Company, policies of insurance as determined by the Management Committee.

Section 7.4 Rights to Rely on Legal Counsel, Accountants.

No Covered Person shall be liable, responsible or accountable in damages or otherwise to the Company or any Member for any performance or omission to perform any acts in reliance on the advice of accountants or legal counsel for the Company.

ARTICLE VIII

TRANSFER OF MEMBERSHIP INTERESTS; ADMISSION OF ADDITIONAL MEMBERS

Section 8.1 Transfer or Assignment of Membership or Manager Interests.

No Member shall be entitled to assign, convey, sell, encumber or in any manner alienate or otherwise Transfer all or part of such Member’s Membership Interest except in strict compliance with each and all of the other Sections of this Article VIII. Administrative Manager shall not be entitled to assign, convey, sell, encumber or in any manner alienate or otherwise Transfer all of part of such Administrative Manager’s rights, interests, duties or obligations under this Agreement, in its capacity as the Administrative Manager, without the Approval of the Members, except to a successor to which the entire Membership Interest of such Administrative Manager has been Transferred in full compliance with this Agreement.

Section 8.2 Conditions to Transfer by Member.

Except as provided in Section 8.3 or Section 8.4, no Member may Transfer all or part of such Member’s Membership Interest, nor shall the direct or indirect interests in any Member be transferred to any Person if, as a result thereof, that Member would no longer be directly or indirectly wholly owned by ERP or Equity Residential (in the case of a Transfer of the interests in ERP Member) or AVB (in the case of a Transfer of the interests in AVB Member), unless such Transfer has been approved in writing by the other Member in its sole and absolute discretion.

Section 8.3 Permitted Transfers.

A Member shall be permitted to Transfer all or any part of its Membership Interest without further consent hereunder to an Affiliate of that Member which is directly or indirectly wholly owned by ERP or Equity Residential (in the case of a Transfer by ERP Member) or by AVB (in the case of a Transfer by AVB Member), so long as, as applicable, in connection with such Transfer that Member’s Parent provides to the other Member a ratification and reaffirmation of its Parent Guaranty or executes a guaranty to guaranty the obligations of such Affiliate transferee to fund its Capital Contributions to the Company and to pay and perform its other obligations under this Agreement, and such Transfer would not be a violation of or an event of default under, or give rise to a right to accelerate any indebtedness described in, any note, mortgage, loan agreement or similar instrument or document or other material agreement to which the Company or any Subsidiary Entity is a party unless such violation or event of default shall be waived by the parties thereto.

Section 8.4 Transfer of Interests in Equity Residential, ERP or AVB.

Notwithstanding anything to the contrary contained in this Agreement, (a) neither Transfers of interests in ERP, nor the issuance or redemption of interests in ERP, nor Transfers of common or preferred shares or other equity interests in Equity Residential, nor issuance or redemption of common or preferred shares or other equity interests in Equity Residential (other than those occurring in connection with an Extraordinary Transaction), shall constitute a “Transfer” of the interest of ERP Member under this Agreement, or constitute a default, breach or withdrawal by ERP Member or any other violation of this Agreement by ERP Member; (b) neither Transfers of shares of stock in AVB, nor issuance or redemption of shares of stock in AVB (other than those occurring in connection with an Extraordinary Transaction), shall constitute a “Transfer” of the interest of AVB Member under this Agreement, or constitute a default, breach or withdrawal by AVB Member or any other violation of this Agreement by AVB Member; and (c) notwithstanding clauses (a) and (b) above, neither any merger or other consolidation of Equity Residential, ERP or AVB with any other Person, nor any transfer of all or substantially all of the common equity of Equity Residential, ERP or AVB (including by way of tender offer), nor any sale of all or substantially all of the assets of Equity Residential, ERP or AVB, nor any transfer, issuance or redemption of common or preferred shares or other equity interests in ERP or Equity Residential or AVB, as applicable, in connection with such a merger or consolidation of Equity Residential, ERP or AVB, as applicable (each, an “Extraordinary Transaction”), shall constitute a “Transfer” of the interest of ERP Member or AVB Member, as applicable, under this Agreement, or constitute a default, breach or withdrawal by ERP Member or AVB Member, as applicable, or any other violation of this Agreement by ERP Member or AVB Member, as applicable, so long as, in the case of any such Extraordinary Transaction, the surviving Entity or buyer (the “Successor Parent”), as applicable, in any such transaction provides notice of such transaction to the other Member within five (5) Business Days thereafter and certifies that as of the date of consummation of, and after giving effect to, such transaction, it is either (i) a publicly traded company which continues to qualify as a REIT and has total equity as determined in accordance with U.S. generally accepted accounting principles of not less than $1.5 billion, or (ii) it has total equity as determined in accordance with U.S. generally accepted accounting principles of not less than $2 billion. If the Successor Parent delivers a notice and certificate in accordance with clause (ii) of the immediately preceding sentence, then, within ninety (90) days following the end of each fiscal year of the Successor Parent thereafter, the Successor Parent shall deliver a certificate to the other Member that certifies that, at the end of such fiscal year, it had total equity as determined in accordance with U.S. generally accepted accounting principles of not less than $2 billion. For the avoidance of doubt, a Change in Board Control of Equity Residential or AVB shall not constitute a “Transfer” of the interest of ERP Member or AVB Member, as applicable, under this Agreement, or constitute a default, breach or withdrawal by ERP Member or AVB Member, as applicable, or any other violation of this Agreement by ERP Member or AVB Member, as applicable.

Section 8.5 Unauthorized Transfers Void.

Any Transfer or purported Transfer in violation of the provisions of this Article VIII shall be null and void ab initio and shall constitute a material breach of this Agreement. In the event of any Transfer or purported Transfer of all or any part of a Member’s Membership Interest in violation of this Agreement, without limiting any other rights or remedies of the Company or the other Members, the assignee or purported assignee shall have no right to participate in the management of the business and affairs of the Company or to become a Member, or to receive any distributions of any kind or to receive any part of the share of profits or other compensation by way of income and the return of contributions, or any allocation of income, gain, loss, deduction, credit or other items to the owner of such Membership Interest in the Company would otherwise be entitled.

Section 8.6 Admission of Substitute Member; Liabilities.

(a) An assignee of all or any part of Membership Interest shall be admitted as a Substitute Member only if (i) the Transfer of such Membership Interest complies in all respects with this Article VIII and (ii) the prospective Substitute Member delivers a signed instrument pursuant to which the assignee agrees to all of the terms and conditions of, and to be bound by, this Agreement, and to assume all of the obligations of the transferring Member and to be subject to all the restrictions and obligations to which the transferring Member is subject under the terms of this Agreement. The admission of a Substitute Member shall not release the transferring Member from any liability to the Company or to the other Members in respect of its Membership Interest that may have existed prior to such admission.

(b) The Administrative Manager shall reflect the admission of such Substitute Member in the records of the Company as soon as possible after satisfaction of the conditions set forth in this Agreement. Schedule A of this Agreement shall be deemed to be amended to reflect the admission of the Substitute Member upon such admission; and each of Members then of record hereby consents to such amendment to the extent required by law or this Agreement.

Section 8.7 Admission of Additional Members.

Unless the Approval of the Members has been obtained, and then, only in accordance with the terms and conditions Approved by the Members, the Company shall not admit any additional Members.

ARTICLE IX

DISSOLUTION AND LIQUIDATION OF THE COMPANY

Section 9.1 Events Causing Dissolution.

The Company shall be dissolved only upon the occurrence of any of the following events (“Dissolution Event”):

(a) The sale, exchange or other disposition or distribution of all or substantially all of the assets of the Company (other than the transfer or contribution of assets either to Subsidiaries of the Company or to Affiliates of AVB or Equity Residential in exchange for Membership Units);

(b) The Approval of the Members; or

(c) The final decree of a court of competent jurisdiction that such dissolution is required under applicable law.

The bankruptcy or dissolution of a Member shall not cause the Member to cease to be a member of the Company and, upon the occurrence of such an event, the business of the Company shall continue without dissolution.

Section 9.2 Liquidation and Winding Up.

Upon the occurrence of a Dissolution Event, the Company shall be liquidated and the Management Committee (or other Person designated by the Management Committee or a decree of court) shall wind up the affairs of the Company. In such case, the Management Committee (or such Administrative Manager or other Person designated by the Management Committee or a decree of court) shall have the authority, in its sole and absolute discretion, to sell the Company’s assets or distribute them in kind; provided that the Member Units and any property received as distributions in respect of Member Units shall not be sold and shall instead be distributed in kind to the applicable Member in accordance with Section 5.3. The Management Committee or other Person winding up the affairs of the Company shall promptly proceed to the liquidation of the Company. In proceeding with the winding-up process, it is the Members’ objective that the winding-up process for the Company shall be completed within three (3) years following the sale of the Company’s last asset (assuming that the Company and its Subsidiary Entities are not then parties to any outstanding litigation which has not been resolved). If the Approval of the Members is obtained, the Members may elect to accelerate the winding-up process by mutually agreeing to set aside reserves or entering into a cost-sharing agreement with respect to any trailing liabilities of the Company or its Subsidiary Entities. In a liquidation, the assets of the Company shall be distributed in the following order of priority

(a) To the payment of all debts and liabilities of the Company in the order of priority as provided by law (other than outstanding loans from a Member or Management Committee Representative);

(b) To the establishment of any reserves deemed necessary by the Management Committee or the Person winding up the affairs of the Company, for any contingent liabilities or obligations of the Company (including those of the Person serving as the liquidator);

(c) To the repayment of any outstanding loans from a Member or Management Committee Representative to the Company;

(d) The Member Units and any property received as distributions in respect of Member Units to the applicable Member; and

(e) The balance, if any, to the Members in accordance with Section 5.3 of this Agreement.

Subject to the immediately preceding paragraph, upon liquidation of the Company, no Member shall be required to contribute any amount to the Company solely because of a deficit or negative balance in the Capital Account of such Member and any deficit or negative balance shall not be considered an asset of the Company for any purpose.

ARTICLE X

REPRESENTATIONS AND WARRANTIES; COVENANTS

Section 10.1 Representations and Warranties of ERP Member.

ERP Member hereby represents and warrants to AVB Member as follows:

(a) Organization. ERP Member is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is presently being conducted.

(b) Authorization; Validity of Agreements.

(i) ERP Member has the requisite limited liability company power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery by ERP Member of this Agreement, and the performance by ERP Member of its obligations hereunder, have been duly authorized by, and no other proceedings, actions or authorizations on the part of ERP Member or any holder of equity interest in ERP Member are necessary to authorize the execution and delivery by ERP Member of this Agreement.

(ii) This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of ERP Member, enforceable against it in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (b) general equitable principles.

(c) Consents and Approvals; No Violations. The execution and delivery by ERP Member of this Agreement, and the performance by ERP Member of its obligations hereunder, does not and will not (a) violate, contravene or conflict with any provision of any organizational documents of ERP Member; (b) violate, contravene or conflict with any material orders or laws applicable to ERP Member or any of its material properties or assets; or (c) require on the part of ERP Member any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority, except for such filings or registrations with, notifications to, or authorizations, consents or approvals of any Governmental Authority as may be referenced in Section 7.3 of the Purchase Agreement.

Section 10.2 Representations and Warranties of AVB Member.

AVB Member hereby represents and warrants to ERP Member as follows:

(a) Organization. AVB Member is a corporation that is duly organized, validly existing and in good standing under the laws of the state of Maryland and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is presently being conducted.

(b) Authorization; Validity of Agreements.

(i) AVB Member has the requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution and delivery by AVB Member of this Agreement, and the performance by AVB Member of its obligations hereunder, have been duly authorized by, and no other proceedings, actions or authorizations on the part of AVB Member or any holder of equity interest in it are necessary to authorize the execution and delivery by AVB Member of this Agreement.

(ii) This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of AVB Member, enforceable against it in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (b) general equitable principles.

(c) Consents and Approvals; No Violations. The execution and delivery by AVB Member and the performance by AVB Member of its obligations hereunder, does not and will not (a) violate, contravene or conflict with any provision of any organizational documents of AVB Member; (b) violate, contravene or conflict with any material orders or laws applicable to AVB or any of its respective material properties or assets; or (c) require on the part of AVB Member any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority, except for such filings or registrations with, notifications to, or authorizations, consents or approvals of any Governmental Authority as may be referenced in Section 8.3 of the Purchase Agreement.

Section 10.3 Debt Maintenance Covenants.

(a) AVB DownREIT, the ERP DownREITs, and their respective Subsidiaries (each, a “DownREIT” and together, the “DownREITs”) shall each be entitled to repay, at any time, any indebtedness encumbering its Restricted Properties, subject to the provisions of this Section 10.3. For purposes of this Section 10.3, Tax Protection Payments resulting from the failure of any Baseline Debt Maintenance Obligation allocated in respect of a Tax Protected Person to qualify as “qualified nonrecourse financing” under Section 465(b)(6) of the Code if such Tax Protection Agreement in respect of such Tax Protected Person requires maintenance of “qualified nonrecourse financing” in respect of such Tax Protected Person shall be treated in a manner similar to, and any liability resulting from such failure shall be allocated between the Members in a manner consistent with, the failure to maintain applicable Baseline Debt Maintenance Obligations under this Section 10.3 (without double counting). The provisions of this Section 10.3 and Section 10.4 shall be interpreted in a manner consistent with the applicable Tax Protection Agreements and related federal income tax rules (e.g. “nonrecourse” generally should be given the meaning of such term under Section 752 of the Code). References to “Section 704(c) gain” shall also include gain recognized as “reverse 704(c) gain.” References to a Restricted Property include any “exchanged basis property” within the meaning of Section 7701(a)(44) of the Code whose basis is determined in whole or part by the basis of such Restricted Property.

(b) In the event that, following the Closing Date Transactions, any obligation to make a Tax Protection Payment arises as a result of the failure to comply with nonrecourse debt maintenance obligations imposed by any Tax Protection Agreement (other than in connection with the disposition of a Restricted Property (which shall be governed by Section 10.3(d) or Section 10.4) or the failure to provide an opportunity to guaranty debt in accordance with a Tax Protection Agreement (which shall be governed by Section 10.3(e)), ERP Member and AVB Member shall share the liability for such Tax Protection Payment ratably based upon the extent to which each of their affiliated DownREITs has repaid debt, changed nonrecourse debt allocations, or taken any other action after the Closing Date Transactions so that the amount of nonrecourse debt that such DownREIT is then providing to cover the applicable Tax Protected Person’s amount of nonrecourse debt maintenance required under the applicable Tax Protection Agreement is less than the applicable Baseline Debt Maintenance Obligation of such DownREIT with respect to such Tax Protected Person.

(c) The Baseline Debt Maintenance Obligations for each DownREIT with respect to each Tax Protected Person under each applicable Tax Protection Agreement shall be established by ERP Member and AVB Member in good faith as soon as practicable following the Initial Closing, based on the required nonrecourse debt maintenance for each Tax Protected Person under the applicable Tax Protection Agreement and the nonrecourse debt allocations satisfying such required debt maintenance, each as in effect immediately following the Closing Date Transactions (and, if different, separate Baseline Debt Maintenance Obligations shall be established for purposes of application of the “at-risk” rules under Section 465 of the Code to each Tax Protected Person under each such applicable Tax Protection Agreement), in accordance with the following principles.

(i) If a Tax Protected Person’s Tax Protection Agreement relates solely to, and its required nonrecourse debt maintenance as of immediately after the Closing Date Transactions is covered by an allocation of nonrecourse debt attributable in its entirety to, one or more properties held solely by either (A) the AVB DownREIT or (B) one or more of the ERP DownREITs, then the Baseline Debt Maintenance Obligation for AVB

DownREIT or the applicable ERP DownREIT (or the ERP DownREITs, if there is more than one), as the case may be (whichever party controls the applicable property owner(s)) will be equal to such Tax Protected Person’s required nonrecourse debt allocation amount under such Tax Protection Agreement (and the Baseline Debt Maintenance Obligation for the other(s) with respect to such Tax Protected Person under such Tax Protection Agreement will be zero).

(ii) Subject to the following subsection (iii), if a Tax Protected Person’s required nonrecourse debt maintenance as of immediately after the Closing Date Transactions is covered by nonrecourse debt allocated from AVB DownREIT, on the one hand, and one or more ERP DownREITs, on the other hand, (regardless of property ownership), then AVB DownREIT’s Baseline Debt Maintenance Obligation shall be equal to 40% of such Tax Protected Person’s required nonrecourse debt maintenance and the ERP DownREITs’ joint Baseline Debt Maintenance Obligation shall be equal to 60% of such Tax Protected Person’s required nonrecourse debt maintenance.

(iii) If the nonrecourse debt allocable from the AVB DownREIT to a Tax Protected Person is less than 40% of such Tax Protected Person’s required nonrecourse debt maintenance as of immediately after the Closing Date Transactions, then the AVB DownREIT’s Baseline Debt Maintenance Obligation shall be equal to the amount of such debt allocable from the AVB DownREIT to such Tax Protected Person as of immediately after the Closing Date Transactions, and the ERP DownREITs’ Baseline Debt Maintenance Obligation shall be equal to the Tax Protected Person’s required nonrecourse debt maintenance less AVB DownREIT’s Baseline Debt Maintenance Obligation for such Tax Protected Person. Conversely, if the nonrecourse debt allocable from the ERP DownREITs to a Tax Protected Person is less than 60% of such Tax Protected Person’s required nonrecourse debt maintenance as of immediately after the Closing Date Transactions, then the ERP DownREITs’ Baseline Debt Maintenance Obligation shall be equal to the amount of such debt allocable from the ERP DownREITs to such Tax Protected Person as of immediately after the Closing Date Transactions, and AVB Member’s Baseline Debt Maintenance Obligation shall be equal to the Tax Protected Person’s required nonrecourse debt maintenance less the aggregate Baseline Debt Maintenance Obligation of the ERP DownREITs for such Tax Protected Person.

(iv) In making any determination of the Baseline Debt Maintenance Obligation of any ERP DownREIT, the portion of such ERP DownREIT’s Baseline Debt Maintenance Obligation that is derived from another ERP DownREIT’s Baseline Debt Maintenance Obligation shall be excluded to avoid double counting.

(v) The Members acknowledge that certain facts may warrant varying from the foregoing principles in specific instances and agree that the Members will cooperate in good faith to address any such situation.

(vi) To illustrate the application of the foregoing principles, if after the Closing Date Transactions, Lexford’s Baseline Debt Maintenance Obligation with respect to Tax Protected Person A is $60 and Lexford at such time allocates $100 of nonrecourse debt to such Tax Protected Person, and AVB DownREIT’s Baseline Debt Maintenance

Obligation is $40 and it at such time allocates $80 of nonrecourse debt to Tax Protected Person A, and the amount of nonrecourse debt allocations necessary to satisfy the debt maintenance obligation to Tax Protected Person A under its Tax Protection Agreement is $100, and if in 2013 AVB DownREIT repays $50 of nonrecourse debt allocated to Tax Protected Person A (which would not result in any Tax Protection Payment) and in 2014 Lexford repays $45 of nonrecourse debt allocated to Tax Protected Person A, which would trigger a Tax Protection Payment, then AVB DownREIT would be obligated to pay 10/15 (i.e. the amount AVB DownREIT repaid the applicable debt below its Baseline Debt Maintenance Obligation ($10) divided by the aggregate shortfall in the amount of nonrecourse debt allocated to Tax Protected Person A ($15) or 66-2/3%) of the Tax Protection Payment and Lexford would be obligated to pay 5/15 or 33-1/3% of the Tax Protection Payment.

(vii) The DownREIT Baseline Debt Maintenance Obligation with respect to each Tax Protected Person shall be adjusted annually to reflect changes in each Tax Protected Person’s required nonrecourse debt amounts (and “qualified nonrecourse financing” amounts) under its Tax Protection Agreement. Adjustments in Baseline Debt Maintenance Obligations shall be allocated between AVB DownREIT and the ERP DownREITs based on the principles set forth in Sections 10.3(b). To the extent that a Tax Protected Person recognizes gain under section 731 of the Code related to a decrease in allocated nonrecourse liabilities under section 752 of the IRC that triggers a Tax Protection Payment, the DownREITs, in allocating the Baseline Debt Maintenance Obligation for that Tax Protected Person, shall reduce to the ERP DownREITs and/or AVB DownREIT, as applicable, the applicable Baseline Debt Maintenance Obligation of the party paying the Tax Protection Payment with respect to the Tax Protected Person in respect of such gain.

(d) Except to the extent otherwise provided in Section 10.4, Tax Protection Payments triggered with respect to Section 704(c) gain as the result of a taxable disposition of a Restricted Property after the Closing Date Transactions will be paid 100% by the DownREIT that owns the Restricted Property with respect to Tax Protected Persons whose gain is triggered by the disposition. After taking into account Tax Protection Payments resulting from the preceding sentence, any additional Tax Protection Payments owed to any Tax Protected Person as a result of the disposition of such Restricted Property due to a reduction in the Tax Protected Person’s share of liabilities (and not due to Section 704(c) gain) will be shared under the same principles described in Sections 10.3(b) and (c), including subparagraph (vii). The parties agree that under such principles, the Baseline Debt Maintenance Obligation of the party paying the Tax Protection Payment with respect to a Tax Protected Person’s Section 704(c) gain shall be reduced by the amount of such Section 704(c) gain. For example, suppose (i) there was initially a Baseline Debt Maintenance Obligation of $100 with respect to a Tax Protected Person whose negative capital account also equals $100, (ii) such obligation was allocated between Lexford and AVB DownREIT on a 60%/40% basis, (iii) Lexford holds such Tax Protected Person’s Restricted Property and (iv) such person has Section 704(c) gain of $20. Suppose further that AVB paid off all nonrecourse debt allocated to such Tax Protected Person, but Lexford has $100 of nonrecourse debt secured by such Restricted Property that is allocated to such Tax Protected Person, thereby deferring any Tax Protection obligation to such Tax Protected Person. If Lexford then sells such Restricted Property, and assuming no other adjustments to basis during the taxable year, the Tax Protected Person recognizes Section 704(c) gain of $20 and additional gain under Section 731 of $80. The ERP Member is responsible for the Tax Protection Payment attributable to the $20 of Section 704(c) gain. ERP Member and AVB Member should share the Tax Protection Payments required as a result of the recognition of the gain with respect to the elimination of that debt on a 60%/40% basis, except ERP Member would reduce its Baseline Debt Maintenance Obligation for section 704(c) gain with respect to which it is required to make a Tax Protection Payment as a result of such disposition. Accordingly, if there were $20 of tax protected Section 704(c) gain attributable to the disposition, ERP Member would pay the Tax Protection Payments related to the $20 of Section 704(c) gain and then each of ERP Member and AVB Member would pay the Tax Protection Payments related to $40 of gain on the nonrecourse debt payoff.

(e) All decisions whether or not to cause the Company or any of its Subsidiaries (including Archstone) to provide any Tax Protected Person with a required opportunity to guarantee indebtedness and the terms of any such offered guarantee must be Approved by the Members. The foregoing requirement shall not apply to a decision by either the AVB Member or the ERP Member to offer a Tax Protected Person an opportunity to guarantee indebtedness of a DownREIT affiliated with such Member that is not required by a Tax Protection Agreement, but the Member voluntarily offering such guarantee opportunity shall provide the other Member reasonable notice of such offer. (AVB Member acknowledges that ERP Member has provided it with reasonable notice of the offer by ERPOP to certain holders of Series O Units of Archstone of an opportunity to guarantee indebtedness of an ERP DownREIT in connection with the Closing Date Transactions.) Tax Protection Payments triggered with respect to debt maintenance obligations as the result of the Company or any of its Subsidiaries failing to provide a required guarantee opportunity to a Tax Protected Person after the Closing Date Transactions will be paid 60% by the ERP Member and 40% by the AVB Member. If the Company or any of its Subsidiaries does not provide a Tax Protected Person with a required opportunity to guarantee indebtedness or a Tax Protected Person declines to guarantee indebtedness of the Company or any of its Subsidiaries, then any of the DownREITs may, but is not obligated to, provide such Tax Protected Person an opportunity to guarantee indebtedness. If and to the extent that a Tax Protected Person accepts a guarantee of a DownREIT’s debt in lieu of a guarantee of debt of the Company or any of its Subsidiaries where the Company or any of its Subsidiaries was required to offer a guaranteed opportunity and did not, any Tax Protection Payments triggered with respect to a failure of such DownREIT debt guarantee opportunity to allocate the debt initially intended to be allocated to such Tax Protected Person (e.g., as a result of the repayment of such debt subject to such guarantee by a DownREIT or the failure of such guarantee to allocate such debt for federal income tax purposes) at any time subsequent to the issuance of such guarantee will be paid 60% by the ERP Member and 40% by the AVB Member. If the Tax Protected Person rejected the offer of a guarantee by the Company or any of its Subsidiaries and no further offer by the Company or any of its Subsidiaries was required under the applicable Tax Protection Agreement, or if the Company or any of its Subsidiaries was not required by a Tax Protection Agreement to offer a guarantee opportunity, then if and to the extent that a Tax Protected Person accepts a guarantee of a DownREIT’s debt, then any claim for any Tax Protection Payments triggered with respect to a failure of such DownREIT debt guarantee opportunity to allocate the debt initially intended to be allocated to such Tax Protected Person (e.g., as a result of the repayment of such debt subject to such guarantee by a DownREIT or the failure of such guarantee to allocate such debt for federal income tax purposes) at any time subsequent to the issuance of such guarantee will be paid by the AVB member, with respect to a guarantee of AVB DownREIT debt, or the ERP Member, with respect to a guarantee of an ERP DownREIT’s debt. All communications by either Member to any Tax Protected Person with respect to projected allocations of liabilities must be Approved by the Members to the extent such communication relates to the allocation of liabilities attributable to the DownREIT of the other Member. If the communication relates only to the allocation of liabilities attributable to the DownREIT of the Member making such communication, the Member making such communication shall provide reasonable notice thereof to the other Member and shall confer with the other Member regarding such communications. (AVB Member agrees that it has had reasonable notice of communications to certain holders of Series O Units of an opportunity to guarantee indebtedness of an ERP DownREIT in connection with the Closing Date Transactions.) If a DownREIT affiliated with a Member provides a guarantee of its indebtedness to a Tax Protected Person, such DownREIT shall provide reasonable notice (but in any event at least forty-five (45) days in advance) to the other Member before any refinancing or repayment of such indebtedness that is reasonably likely to result in an obligation of the other Member to share in Tax Protection Payments.

Section 10.4 Withdrawal Rights of AVB Member.

(a) During the two-year period beginning on the date hereof, ERP Member shall not permit any ERP DownREIT, and AVB Member shall not permit AVB DownREIT, to make in-kind distributions of Restricted Properties or to distribute out the sales proceeds from any disposition, directly or indirectly of a Restricted Property or other property acquired directly or indirectly by such DownREIT from Holdings in the Closing Date Transactions (any such property, an “Archstone Acquired Property”) to holders of interests in the applicable DownREIT (and for the avoidance of doubt, the DownREITs shall not be restricted from disposing of Archstone Acquired Properties and retaining and reinvesting the proceeds thereof (including lending out such proceeds), engaging in like-kind exchanges of Archstone Acquired Properties or contributing Archstone Acquired Properties for interests in other entities); provided that, distributions in respect of Archstone Acquired Properties, directly or indirectly owned by the AVB DownREIT, or any of the ERP DownREITs, that are sold or otherwise disposed of during the two-year period described in this sentence shall not be subject to the limitations of this sentence to the extent such distribution is equal to or less than gain in excess of the fair market value of such Restricted Property at the time of the Closing Date Transactions (i.e., gain may be distributed) and provided that such distribution is not used to redeem outstanding Member Units and would not otherwise result in recognition of gain under the “disguised sale” regulations under Section 707(a) of the Code with respect to the Closing Date Transactions.

(b) Beginning on March 1, 2015, AVB Member shall be entitled to cause the redemption of AVB Units by AVB DownREIT in exchange for the transfer to Holdings of either (a) direct or indirect ownership of a Restricted Property (an “AVB Distribution Property”), or (b) the cash proceeds from the sale of an AVB Distribution Property. Beginning on March 1, 2015, ERP Member shall be entitled to cause the redemption of ERP Units by an ERP DownREIT in exchange for the transfer to Holdings of either (a) direct or indirect ownership of a Restricted Property (an “ERP Distribution Property” and, together with the AVB Distribution Property, the “Distribution Properties”), or (b) the cash proceeds from the sale of an ERP Distribution Property. The number of AVB Units or ERP Units, as the case may be, redeemed will have a fair value equal to the equity value of the applicable Distribution Property at such time or the cash proceeds from the sale of such Distribution Property, as applicable.

(c) Each Distribution Property shall be distributed by Holdings to the Company in redemption of a portion of the outstanding Holdings Preferred Interests held by the Company, valued for purposes of such distribution based on the equity value of such Distribution Property. Such distribution shall be made after a distribution is paid in cash in respect of the accrued and unpaid distributions on the Holdings Senior Preferred Interests, and subject to such other limitations on distributions with respect to the Holdings Senior Preferred Interests as are set forth in the terms of the Holdings Senior Preferred Interests. In the event that Holdings does not have sufficient cash available to pay accrued and unpaid distributions on the Holdings Senior Preferred Interests and ratable cash distributions on the Holdings Preferred Interests held by Archstone in order to permit the in-kind distribution of a Distribution Property, upon the request of the applicable Member (which request may not be made with respect to more than one Distribution Property during the term of the Company), the Members shall cause their affiliated DownREITs to make cash distributions, to the extent of undistributed profits to enable cash distributions to be made on the Holdings Senior Preferred Interests and the Holdings Preferred Interests held by Archstone in the amount necessary to permit such in-kind distribution.

(a) The Company shall distribute any AVB Distribution Property to AVB Member and any ERP Distribution Property to ERP Member as an in kind distribution.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Complete Agreement.

This Agreement and the Certificate of Formation constitute the complete and exclusive statement of agreement among the Members with respect to the subject matter hereof. This Agreement and the Certificate of Formation replace and supersede all prior agreements by and among the Members or any of them in respect of the Company including, without limitation, the Archstone Legacy JV Term Sheet that is attached to the Buyers Agreement (but does not supersede as among the Parents the provisions of the Buyers Agreement that survive the Initial Closing, unless such provisions are contrary to the provisions set forth in this Agreement, in which case, this Agreement shall govern with respect to the matters set forth in such provisions). This Agreement and the Certificate of Formation supersede all prior written and oral statements; and no representation, statement, condition or warranty not contained in this Agreement or the Certificate of Formation shall be binding on the Members or the Company or have any force or effect whatsoever.

Section 11.2 Governing Law; Venue.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law; provided that in the event of any conflict or inconsistency between the provisions of this Agreement and the requirements of the Act, the provisions of this Agreement shall govern to the extent permitted under the Act. Proper venue for any litigation involving this Agreement shall be in any federal or state court located in the State of Delaware. Each Member hereto hereby irrevocably and unconditionally waives, to the extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in any court referred to in this Section 11.2. The Members hereby irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. This provision shall survive the termination of this Agreement.

Section 11.3 No Assignment; Binding Effect.

This Agreement may not be transferred or assigned by any party hereto other than in the case of a Member, in full compliance with Article VIII hereof as an integrated part of a permissible Transfer of all of the Membership Interest of the Member. Any purported assignment, sale, Transfer, delegation or other disposition, except as expressly permitted herein, shall be null and void and shall constitute a material breach of this Agreement. Subject to the foregoing restrictions and Article VIII hereof, this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors and assigns.

Section 11.4 Severability.

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future laws applicable to the Company effective during the Term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

Section 11.5 No Partition.

No Member shall have the right to partition the Company or its assets or any part thereof or interest therein, or to file a complaint or institute any proceeding at law or in equity to partition the Company or its assets or any part thereof or interest therein. Each Member, for such Member and its successors and assigns, hereby waives any such rights. The Members intend that, during the term of this Agreement, the rights of the Members and their successors in interest, as among themselves, shall be governed solely by the terms of this Agreement and by the Act.

Section 11.6 Multiple Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed a duplicate original and all of which, when taken together, shall constitute one and the same document. Execution and delivery of this Agreement by exchange of facsimile copies bearing the signatures of the parties shall constitute a valid and binding execution and delivery of this Agreement by the parties.

Section 11.7 Additional Documents and Acts.

Each Member agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby at any time.

Section 11.8 REIT Compliance.

Each Member acknowledges that it has been advised that Equity Residential (in the case of ERP Member) and AVB (in the case of AVB Member) are REITs. Each Member agrees that the other Member shall be entitled to exercise any vote, consent, election or other right under this Agreement with a view to maintaining the status of such Parents as REITs. Without limiting the foregoing and notwithstanding anything herein to the contrary, each Member acknowledges and agrees that the Company and its Subsidiaries and Affiliates shall be operated in such a manner so that the Parent of a Member qualifying as a REIT can continue to so qualify (applied assuming for this purpose that the Parent of such Member has invested substantially all of its assets in the Company and derives no income from other sources). In addition, ERP Member agrees that Equity Residential will, and AVB Member agrees that AVB will, in each case, conduct their operations in such a manner so that (i) the Company’s ownership of ERP Units will not prevent AVB from continuing to qualify as a REIT and (ii) the Company’s ownership of AVB Units will not prevent Equity Residential from continuing to qualify as a REIT (including, without limitation, providing reasonable opportunity to Equity Residential or AVB, as the case may be, to make a timely TRS election with respect to the other REIT’s TRSs). In furtherance of the foregoing and notwithstanding anything herein to the contrary, the ERP Member and AVB shall each have the authority to cause Archstone pursuant to Section E(vii) of Exhibit F to Annex A of the Declaration of Trust of Archstone, dated March 10, 2009, or any similar provision of any succeeding governing documents, to exercise its rights with respect to the Series O units of Archstone if such Member believes there is a significant risk that Archstone will be treated as a “publicly traded partnership,” within the meaning of Section 7704 of the Code.

(a) Accordingly, the Members agree, and AVB shall ensure (in the case of the issuer of AVB Units) and Equity Residential shall ensure (in the case of the issuers of ERP Units) that, except as otherwise provided in this Section 11.8, each issuer of AVB Units and ERP Units shall conduct its business and activities (including the business and activities of any Subsidiary) in such a manner that each such issuer, assuming it were a REIT, would satisfy the income and asset tests applicable to REITs on a standalone basis and would not be subject to any taxes under Section 857 of the Code (determined without regard to the distributions required in order to maintain REIT qualification and avoid excise taxes imposed on a REIT). In furtherance of the foregoing (and not in limitation thereof) except as provided in this Section 11.8, each issuer of AVB Units and ERP Units will satisfy the following requirements: (A) at least seventy-five percent (75%) of the assets of the issuer at the close of any calendar quarter qualify as “real estate assets” under Section 856(c)(4)(A) of the Code, (B) no more than twenty-five percent (25%) of the assets of the issuer at the close of any calendar quarter will consist of assets described in Section 856(c)(4)(B) of the Code, (C) no asset of the issuer at the close of any calendar quarter will violate or exceed the limitations described in Section 856(c)(4)(B)(iii)(I), (II) or (III) of the Code (determined as if the issuer were a REIT), (D) at least seventy-five percent (75%) of the gross income of the issuer in any calendar year will qualify as income described in Section 856(c)(3) of the Code and at least ninety-five percent (95%) of gross income of the issuer in any calendar year will qualify as income described in Section 856(c)(2) of the Code, (E) no material portion of the gross revenues or net income of the issuer in any calendar year will constitute income from a “prohibited transaction” as defined in Section

857(b)(6)(B)(iii) of the Code, (F) no amount of the issuer’s assets will be described in Section 1221(a)(1) of the Code, and (G) no more than twenty-five percent (25%) of the assets of the shall consist of interests in any “taxable REIT subsidiary” of AVB and Equity Residential.

For purposes of compliance with this Section 11.8, (i) an issuer of AVB Units and ERP Units shall not treat an entity as a “taxable REIT subsidiary” unless and only for so long as both of AVB and Equity Residential are considered to own for purposes of Section 856(l)(1)(A) of the Code, stock of, and have been timely offered (taking into account the function of the TRS) the opportunity to make and have in effect a joint election with, the purported taxable REIT subsidiary to be treated as such with respect to both AVB and Equity Residential for federal income tax purposes and (ii) Section 856 of the Code shall be applied as if it did not provide special treatment for “qualified temporary investment income” and “temporary investment of new capital.” This Section 11.8 shall be interpreted and applied consistently with the provisions of Section 856-857 of the Code and the Treasury Regulations thereunder.

(b) Each issuer of AVB Units and ERP Units will, as and when requested, make available to the Members a list of all Persons that such issuer (and any Subsidiary that is treated as a partnership or disregarded entity for federal income tax purposes) uses to provide services to tenants or with respect to the properties in which the issuer owns a direct or indirect interest and which the Company is treating as an “independent contractor” (within the meaning of Section 856(d)(3) of the Code) and whose status as an independent contractor could affect the characterization of amounts received or accrued, directly or indirectly, by the issuer as “rents from real property” within the meaning of Section 856(d) of the Code. At least ten (10) days prior to entering into any contract or other arrangement (directly or through a Subsidiary) with a party whose status as an independent contractor with respect to Equity Residential or AVB could affect the characterization of amounts received or accrued, directly or indirectly, by the issuer as “rents from real property” when taken into account by Equity Residential or AVB in accordance with Treasury Regulations Section 1.856-3(g), an issuer of AVB Units or ERP Units shall provide the Members with written notice of the identity of such party.

(c) Equity Residential shall not permit (including through granting any waiver of ownership restriction under Equity Residential’s Declaration of Trust) Lehman Brothers Holdings, Inc. or any of Lehman Brothers Holdings, Inc.’s affiliates to own more than 9.8% (including shares treated as constructively owned by them through the application of Section 318 of the Code (as modified by Section 856(d)(5) of the Code) (by value) of Equity Residential’s shares for so long as Oakwood (as successor to R&B Realty) (together with any successor or assign, collectively, “Oakwood”) or any affiliate of Oakwood is a tenant of AVB or any Affiliate of AVB or for any period of time while any Master OCH Agreement (as defined in any existing leases with Oakwood and AVB or any Affiliate of AVB) between Oakwood and AVB or any Affiliate of AVB remains in effect. Affiliates of Oakwood shall include any master lessee of AVB or an AVB Affiliate that is treated as constructively owned within the meaning of Section 318 of the Code (as modified by Section 856(d)(5) of the Code) by Archstone or by a Subsidiary of Equity Residential through Preferred Units in Archstone or through partnership interests received in exchange for Preferred Units.

(d) Within (i) twenty (20) days after the end of each calendar quarter with respect to asset tests which can be corrected within thirty (30) days after the end of such quarter pursuant to the Code (e.g., the “75% of gross asset test” set forth in Section 856(c)(4) of the Code), and (ii) for any other matters, forty-five (45) days after the end of each calendar quarter or calendar year, as applicable (or, if earlier, no later than ten (10) days prior to the expiration of any applicable cure period), ERP Member shall cause Equity Residential to provide the Company and the AVB Member, and AVB Member shall cause AVB to provide the Company and the ERP Member, in each case, a statement signed by the chief financial officer of the applicable Parent, in form and substance reasonably satisfactory to the other Parent, certifying that each issuer of ERP Units (in the case of Equity Residential) or that the issuer of AVB Units (in the case of AVB) has complied with the applicable provisions of the Section 11.8 for all periods. As soon as practicable following request of the other Member, ERP Member shall cause Equity Residential to provide the Company and the AVB Member, and AVB Member shall cause AVB to provide the Company and the ERP Member, in each case, such other information (x) as is reasonably necessary for the Company and the requesting Member to determine the REIT compliance of its Parent or (y) as is otherwise reasonably requested by its Parent. For the avoidance of doubt, information reasonably necessary for the Members and their Parents to determine REIT compliance is understood to include, without limitation, quarterly compliance with the gross income tests of Sections 856(c)(2) and (c)(3) of the Code and the gross asset tests of Section 856(c) of the Code; it being understood that such information is necessary to identify potential compliance issues early enough in the taxable year to cure before year end. AVB DownREIT and the ERP DownREITs each shall cause (or shall cause the manager of) each multifamily apartment community that such entity owns an equity interest in (directly or indirectly through Subsidiaries treated as disregarded entities, partnership and REITs for federal income tax purposes) to complete an annual survey of tenant services performed at each such community, the form of which shall be mutually agreed to by the Members. Promptly after completion of such surveys, AVB DownREIT and the ERP DownREITs each shall distribute copies of such surveys to the Members; provided, that AVB agrees, in respect of such surveys it receives in respect of the ERP DownREITs, and Equity Residential agrees, in respect of such surveys it receives in respect of AVB DownREIT, that such surveys were provided and shall only be used for purposes of determining compliance with this Section 11.8 and shall not be distributed beyond employees responsible for such determination and third party advisors with respect thereto.

(e) Notwithstanding Section 11.8(a), each of the issuer of the ERP Units and the issuer of the AVB Units shall be permitted to hold investments in debt of ERP or AVB, respectively, that would exceed five percent of the assets of the issuer so long as (i) such debt would not cause the issuer to violate any of the REIT requirements under Sections 856-857 of the Code other than Section 856(c)(4)(B)(iii)(I) of the Code if the issuer were a REIT, and (ii) such debt of ERP held by the ERP DownREITs, collectively on an aggregate basis, does not exceed at any time $500,000,000, or such debt of AVB held by the AVB DownREIT does not exceed in aggregate at any time $500,000,000.

(f) If either Member fails to comply with the provisions of this Section 11.8 and as a result, the other Member reasonably determines that such failure may result or has resulted in failure of such other Member or the Parent of such other Member to satisfy the income or asset tests applicable to REITs, the Member failing to comply with this Section 11.8 shall indemnify the other Member or its Parent for any taxes incurred under Sections 856(c)(7), 856(g), 857(b)(5) or similar provisions as a result of utilizing applicable “cure” or “savings” provisions, and for any costs to obtain a “closing agreement” under Section 7121 of the Code or similar arrangement, to avoid loss (or potential loss) of REIT status as a result of the other Member’s failure to comply with this Section 11.8, but only to the extent that such indemnities do not prevent the recipient (or its Parent) from qualifying as a REIT. This Section 11.8(f) shall not apply with respect to an alleged failure to comply with the provisions of this Section 11.8 that relates to one or more questions of law rather than questions of fact if the Member alleged to have failed to comply with the provisions of this Section 11.8 provides to the other Member an opinion of nationally recognized tax counsel experienced in REIT matters to the effect that there should not be considered to have been a breach of this Section 11.8 unless and until either: (1) the IRS has initiated an audit of either Equity Residential or AVB and in connection with such audit, it asserts circumstances exist which indicate that such a breach has occurred, (2) the Member providing such opinion of counsel fails, upon the request of the other Member, to deliver an update from such counsel confirming that such opinion is still applicable, provided that, the other Member shall not requested such an update more frequently than every six months unless it asserts that there has been a material change in the facts or law relevant to such opinion, or (3) the Member providing such opinion is no longer a publicly traded REIT.

(g) Without limiting Section11.8(f), if either Member fails to comply with the provisions of this Section 11.8 and as a result, the other Member reasonably determines that such failure may result or has resulted in failure of such other Member or the Parent of such other Member to satisfy the income or asset tests applicable to REITS or avoid material U.S. federal income or excise tax liability to the extent permitted under the Code with respect to REITs, such other Member may cause the Company and each partially or wholly owned Subsidiary (to the extent necessary to effectuate such distribution) thereof to liquidate and distribute to the AVB Member all of the AVB Units, and to liquidate and distribute to the ERP Member all of the ERP Units, owned directly by the Company, or indirectly through any partially or wholly owned Subsidiary of the Company. Subject to the following sentence, the provisions of Article IX shall apply in connection with such liquidation. In connection with any liquidation described in this Section 11.8(g) and notwithstanding anything in this Agreement to the contrary (including Section 3.3), all expenses and costs (including any Tax Protection Payments or redemption or liquidation payments to holders of Series I Preferred Shares or to holders of Archstone Preferred Units) incurred in connection with the transactions described in this Section 11.8(g) and incurred to maintain REIT status shall be borne by the Member that failed to comply with the provisions of this Section 11.8(g) and the other Member shall be indemnified and held harmless from any expense associated with the transactions described in this Section 11.8(g).

(h) The Members covenant that until such time as AVB Units and the ERP Units are no longer owned directly or indirectly by the Company, AVB shall cause the AVB DownREIT and ERP shall cause the ERP DownREITs each to limit its activities to (i) the ownership and operation of rental property of a type consistent with Equity Residential’s, in the case of the ERP DownREITs, and AVB’s, in the case of AVB DownREIT, existing properties as of the date hereof (directly or indirectly through Subsidiaries treated as disregarded entities, partnership and REITs for federal income tax purposes), and activities incident thereto and (ii) lending funds to affiliates as contemplated Section 11.8(e), and (iii) owning any other assets acquired in connection with the Closing Date Transactions that would not cause it not to be considered to satisfy the asset requirements applicable to REITs under Section 856(c)(4) of the Code (provided that if such assets consist of stock of entities treated as corporations for federal income tax purposes, elections to treat such corporations as taxable REIT subsidiaries with respect to AVB and Equity Residential as contemplated in Section 11.8(a) (second paragraph) shall have been made).

(i) To the extent either Member has questions or concerns with respect to or in connection with the operation or implementation of this Section 11.8, the Members shall confer with each other to discuss such questions or concerns.

Section 11.9 Amendments.

All amendments and modifications to this Agreement shall be in writing and, to be effective, shall be Approved by the Members.

Section 11.10 No Waiver.

No delay, failure or waiver by any party to exercise any right or remedy under this Agreement, and no partial or single exercise of any such right or remedy, shall operate to limit, preclude, cancel, waive or otherwise affect such right or remedy, nor shall any single or partial exercise of such right or remedy limit, preclude, impair or waive any further exercise of such right or remedy or the exercise of any other right or remedy.

Section 11.11 Time Periods.

Any time period hereunder which expires on, or any date for performance hereunder which occurs on, a day which is not a Business Day, shall be deemed to be postponed to the next Business Day. The first day of any time period hereunder which runs “from” or “after” a given day shall be deemed to occur on the day subsequent to that given day.

Section 11.12 Notices.

Except as otherwise provided in this Agreement regarding notices by electronic mail or other electronic means to Members and Management Committee Representatives and regarding Member proxies, all notices, consents and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to (or if that day is not a Business Day, or if delivered after 5:00 p.m., New York, New York time on a Business Day, on the first following day that is a Business Day), (b) five (5) days after being deposited in any United States Post Office enclosed in a postage prepaid, registered or certified envelope addressed to, or (c) when successfully transmitted by facsimile to, the Member for whom intended, at the address or facsimile number for such Member set forth in Schedule A attached hereto.

Section 11.13 Dispute Resolution; Mediation.

In the event of any claim, dispute or other matter in controversy between the Members arising under this Agreement, each Member agrees that, prior to commencing any lawsuit relating to such claim, dispute or other matter in controversy, (i) it shall notify the other Member in writing of the claim, dispute or other matter in controversy, including a reasonably detailed explanation of such Member’s understanding of the respective positions of each of the Members with respect to the matters in dispute; (ii) the respective chief executive officers of Equity

Residential and AVB or their designees shall meet and confer at a mutually convenient time and place within twenty (20) Business Days following the request of either Member concerning such claim, dispute or other matter in controversy (such period is referred to herein as the “Discussion Period”); (iii) if the Members are unable during the Discussion Period to reach a final agreement concerning such claim, dispute or other matter in controversy, then, prior to commencing any lawsuit relating to such dispute, the Member that would intend to commence such lawsuit shall deliver a written request to the other Member for non-binding mediation to be administered by the New York, New York office of Judicial Arbitration & Mediation Services, Inc. or its successor (“JAMS”) or any other office of JAMS agreed to by the Members, in accordance with JAMS’s mediation procedures in effect on the date of the Agreement (and if the Members cannot agree on the selection of a mediator, the Member asserting the claim, dispute or controversy shall file a request in writing for the appointment of a mediator with the New York, New York office of JAMS, with a copy of the request being served on the other Member, and the mediation shall be conducted by the appointed mediator). Mediation shall proceed in advance of the commencement of any lawsuit for a period of 60 days from the date that the applicable Member’s request for commencement of the mediation procedure was delivered to the other Member. The parties shall share the mediator’s fee and any filing fees equally. Without limiting any other applicable limitation in this Agreement, in no event shall the procedures and limitations set forth in this Section 11.13 limit or condition the right of any Member to commence a lawsuit against any third party or to file an answer or counterclaim or cross-claim (including, without limitation, as against the other Member) in any lawsuit that has been commenced by any third party. The Members agree that the provisions in this Section 11.13 shall apply to any claim, dispute or controversy asserted by any Member, but once the Members have engaged in the Discussion Period and mediation procedures provided for herein with respect to such claim, dispute or controversy, no Member shall be bound to comply with the Discussion Period and mediation procedures provided for herein with respect to any further claim, dispute or controversy that relates to substantially the same acts, omissions or occurrences with respect to which the Discussion Period and mediation procedures provided for herein have already taken place. The Members agree that the discussions during the Discussion Period or in connection with such mediation procedures are intended to be settlement communications, and accordingly (i) none of the discussions during the Discussion Period or in connection with such mediation procedures, nor any proposals (whether written or oral), correspondence, or documents of any kind generated during the period of and in connection with the Discussion Period or in connection with such mediation procedures, shall be raised, disclosed or admissible in any judicial, arbitration or similar proceeding for any purpose nor shall any such discussions, proposals, correspondence or documents be used as a defense or counter-claim in any action; (ii) such discussions, proposals, correspondence or documents are without prejudice to any of the parties’ rights, defenses and remedies at law, in equity or hereunder; and (iii) neither the preparation, distribution, response to or failure to respond to any such discussions, proposals, correspondence or documents shall constitute an agreement, or the basis on which any party may claim reliance on any agreement, except to the extent that the Members in connection with the discussions during the Discussion Period or in connection with such mediation procedures enter into a written agreement that is intended to be definitive and binding. The foregoing provisions are intended to be broader than the restrictions on admissibility with respect to settlement discussions contained in any applicable state or federal statute or rule of court, including, without limitation, Rule 408 of the Federal Rules of Evidence. If the Members or Management

Committee Representatives reach an impasse over a proposed Major Decision or any other proposed decision requiring the Approval of the Members or the Approval of the Management Committee, at the election of either Member, upon not less than ten (10) Business Days’ notice to the other Member, the Discussion Period and non-binding mediation process provided for in this Section 11.13 shall be commenced, to assist the Members in attempting to resolve the impasse, notwithstanding that no claim, dispute or other controversy with respect to which a Member may seek to commence a lawsuit then exists with respect to such matter.

Section 11.14 Specific Performance.

Because of the unique character of the Membership Interests, the Members and the Company shall be irreparably damaged if this Agreement is not specifically enforced. If any dispute arises concerning the Transfer of all or any part of a Member’s Membership Interest, an injunction may be issued restraining any purported Transfer pending the determination of such controversy. Such remedy shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which the Members or the Company may have.

Section 11.15 No Third Party Beneficiary.

This Agreement is made solely and specifically among and for the benefit of the parties hereto, and their respective successors and permitted assigns, and no other Person shall have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

Section 11.16 Waiver of Jury Trial.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CLOSING DATE TRANSACTIONS. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 12.16) AND EXECUTED BY EACH OF THE PARTIES HERETO). The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter herein, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 11.17 Cumulative Remedies.

The rights and remedies of any party as set forth in this Agreement are not exclusive and are in addition to any other rights and remedies now or hereafter provided by law or at equity, subject to the provisions of Section 11.13 hereof.

Section 11.18 Exhibits and Schedules.

All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

Section 11.19 Interpretation.

The titles and section headings set forth in this Agreement are for convenience only and shall not be considered as part of agreement of the parties. When the context requires, the plural shall include the singular and the singular the plural, and any gender shall include all other genders. No provision of this Agreement shall be interpreted or construed against any party because such party or its counsel was the drafter thereof.

Section 11.20 Survival.

It is the express intention and agreement of the Members that all covenants, agreements, statement, representations, warranties and indemnities made in this Agreement shall survive the execution and delivery of this Agreement and, where appropriate to facilitate the intent of this Agreement, the dissolution, liquidation and winding up of the Company.

Section 11.21 Attorneys’ Fees.

If any Member seeks to enforce such Member’s rights under this Agreement by legal proceedings or otherwise the non-prevailing party shall be responsible for all costs and expenses in connection therewith, including without limitation, reasonable attorneys’ fees and costs and court costs and witness fees. In this Section 11.21, non-prevailing party shall not be meant to refer to a Member who initiates or accepts a settlement offer with regards to such legal proceeding.

Section 11.22 Confidentiality.

The Members hereby incorporate herein by this reference the terms of the Confidentiality Agreement (as defined in the Buyers Agreement), and agree to be bound thereby as if each Member was directly a party thereto. Each Member shall not disclose or furnish to any third party (other than any third party who is bound by confidentiality obligations reasonably expected to prevent further disclosure) the terms and conditions of this Agreement. Notwithstanding the foregoing, each Member may disclose the terms and conditions of this Agreement to the extent such disclosure is reasonably necessary to comply with applicable law (including any securities law or regulation or the rules of a securities exchange) and with judicial process, and to its affiliates, partners, managers, trustees, directors, officers, employees, accountants, attorneys, advisors and other representatives, each of whom shall be informed of the confidential nature of the terms and conditions of this Agreement and directed to treat such information confidentially in accordance with the terms of this Agreement.

*  *  *

IN WITNESS WHEREOF, the undersigned Members have executed this Agreement as of the date first hereinabove set forth.

AVALONBAY COMMUNITIES, INC.

By:	/s/ Edward M. Schulman
Name:	Edward M. Schulman
Title:	Executive Vice President

EQR-LEGACY HOLDINGS JV MEMBER, LLC

By:	ERP Operating Limited Partnership, its sole member

By:	Equity Residential, its general partner

By:	/s/ Scott J. Fenster
Name:	Scott J. Fenster
Title:	Senior Vice President

S-1

EXHIBIT 1

Form of Funding Notice

$

AvalonBay Communities, Inc.

671 N. Glebe Road

Suite 800

Arlington, VA 22203

EQR-Legacy Holdings JV Member, LLC

Two N. Riverside Plaza

Suite 400

Chicago, Illinois 60606

Re:	Funding of Capital to Legacy Holdings JV, LLC

Gentlemen:

Reference is hereby made to the Limited Liability Company Agreement of Legacy Holdings JV, LLC, dated as of                     , 2013 (the “Limited Liability Company Agreement”). Capitalized terms not otherwise defined have the meanings ascribed to them in the Limited Liability Company Agreement.

Pursuant to Section 3.4 of the Limited Liability Company Agreement, you are advised that the                      Member has determined that capital is required to fund cash needs of the Company in the aggregate amount of $        .

Each Member is hereby requested to contribute, by wire transfer of immediately available funds to the account designated below, funds in the amount of its Proportionate Share (as set forth below) of such required amount on or before                     ,         [insert appropriate time period which shall not be less than as set forth in Article III]. [To be appropriately modified if the required funds are required to be provided 100% by a Member in accordance with Section 3.3 of the Limited Liability Company Agreement.]

[add description of reason for capital]

	Contributions	Percentage Interest

AVB Member		$40%
ERP Member		$60%

TOTAL		100%

[To be appropriately modified if the required funds are required to be provided in different percentages in accordance with Sections 3.3, 10.4 and/or 10.3 of the Limited Liability Company Agreement.]

EXHIBIT 1

Such funds shall be wire transferred to the following account on or before

,	:

[MEMBER]

By:
Name:
Title:

EXHIBIT 1

EXHIBIT 2

FORM OF PARENT GUARANTY

GUARANTY

THIS GUARANTY (this “Guaranty”), dated as of the      day of             , 2013, is made by ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership (“Guarantor”), for the benefit of AVALONBAY COMMUNITIES, INC., a Maryland corporation (“Creditor Member”).

RECITALS

A. Creditor Member and EQR-Legacy Holdings JV Member, LLC, a Delaware limited liability company (“Guarantor-Affiliated Member”), formed and own the membership interests in Legacy Holdings JV, LLC, a Delaware limited liability company (the “Company”), pursuant to that certain Limited Liability Company of the Company dated as of even date herewith (as the same may be amended from time to time, the “Limited Liability Company Agreement”). All capitalized terms which are used but not expressly defined in this Guaranty shall have the same meaning herein as are given to such terms in the Limited Liability Company Agreement.

B. Guarantor has an indirect or direct financial and/or ownership interest in Guarantor-Affiliated Member.

C. In partial consideration of Creditor Member’s execution of the Limited Liability Company Agreement and as a condition precedent thereto, the Guarantor is required to execute and deliver this Guaranty for the benefit of Creditor Member and its permitted successors and assigns under the Limited Liability Company Agreement (collectively, “Beneficiary”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Creditor Member to enter into the Limited Liability Company Agreement, Guarantor hereby agrees as follows:

1. GUARANTY. Guarantor, as primary obligor and not merely as a surety, hereby absolutely and irrevocably guarantees to Beneficiary the punctual payment and performance when due of the Guaranteed Obligations (as hereinafter defined). As used herein, “Guaranteed Obligations” means, collectively, (i) the full and prompt payment of all amounts, capital contributions, sums and charges payable by Guarantor-Affiliated Member under the Limited Liability Company Agreement, including, without limitation, all obligations of Guarantor-Affiliated Member to make additional capital contributions pursuant to Section 3.3(b) of the Limited Liability Company Agreement and all indemnification obligations of Guarantor-Affiliated Member under the Limited

EXHIBIT 2

Liability Company Agreement, (ii) the full and punctual performance and observance of all the terms, covenants and conditions provided to be performed, observed and complied with by Guarantor-Affiliated Member under the Limited Liability Company Agreement, or provided to be performed, observed and complied with by Guarantor-Affiliated Member or an affiliate or designee thereof (each, individually and collectively, “Obligor”) under any assumption agreement or other instrument delivered by it pursuant to the Limited Liability Company Agreement, and (iii) the full and prompt payment of all damages, costs and expenses which shall at any time be recoverable by Creditor Member from Guarantor-Affiliated Member or any other Obligor by virtue of or under the Limited Liability Company Agreement or under any assumption agreement or other instrument delivered by it pursuant to the Limited Liability Company Agreement, including, without limitation, on account of any representations or warranties made by Guarantor-Affiliated Member thereunder. Guarantor further agrees to pay all Enforcement Costs (as hereinafter defined), in addition to all other amounts due hereunder. Any amounts owed under this Guaranty (that are not accruing interest under the Limited Liability Company Agreement) which are not timely made by Guarantor in accordance with the terms of this Guaranty shall bear interest from the date payable at the rate of fifteen percent (15%) per annum until all such amounts are fully paid. Notwithstanding anything to the contrary herein, (x) Guarantor shall have all of the same rights, remedies and defenses as Guarantor-Affiliated Member, including, without limitation, the right to exercise the dispute resolution procedures under and in accordance with the terms of the Limited Liability Company Agreement, and (y) other than the payment of Enforcement Costs, Guarantor shall have no greater liability than Guarantor-Affiliated Member or other Obligor under the Limited Liability Company Agreement or with respect to any assumption agreement or instrument delivered by it pursuant thereto.

2. NATURE OF GUARANTY. This Guaranty is an absolute, irrevocable, present and continuing guaranty of payment and performance and not of collectability. The obligations of Guarantor hereunder are independent of the obligations of Guarantor-Affiliated Member and any other Obligor and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against Guarantor whether or not Guarantor-Affiliated Member or any other Obligor is joined therein. Beneficiary shall not be required to prosecute collection, enforcement or other remedies against Guarantor-Affiliated Member or any other Obligor or any other guarantor of the Guaranteed Obligations, or to enforce or resort to any collateral for the repayment of the Guaranteed Obligations or other rights and remedies pertaining thereto, before calling on the Guarantor for payment. If for any reason Guarantor-Affiliated Member or any other Obligor shall fail or be unable to pay, punctually and fully, any of the Guaranteed Obligations, Guarantor shall pay such obligations to Beneficiary in full, immediately upon demand. One or more successive actions may be brought against Guarantor, as often as Beneficiary deems advisable, until all of the Guaranteed Obligations are paid and performed in full. Payment or performance by Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid and performed. Without limiting the generality of the foregoing, if Creditor Member is awarded a judgment in any suit brought to enforce Guarantor’s covenant to pay or perform a portion of the Guaranteed Obligations, such judgment shall not be deemed to release Guarantor from its covenant to pay and perform the portion of the Guaranteed Obligations that is not the subject of such judgment.

EXHIBIT 2

3. ENFORCEMENT COSTS. If: (a) this Guaranty, is placed in the hands of one or more attorneys for collection or is collected through any legal proceeding, (b) one or more attorneys is retained to represent Beneficiary in any bankruptcy, reorganization, receivership or other proceedings affecting creditors’ rights and involving a claim under this Guaranty, or (c) one or more attorneys is retained to represent Beneficiary in any other proceedings whatsoever in connection with this Guaranty, then Guarantor shall pay to Beneficiary upon demand all fees, reasonable costs and expenses incurred by Beneficiary in connection therewith, including, without limitation, reasonable attorney’s fees, court costs and filing fees (all of which are referred to herein as the “Enforcement Costs”). Beneficiary is only entitled to Enforcement Costs if it is the prevailing party.

4. NO DISCHARGE OR DIMINISHMENT OF GUARANTY. Except as otherwise provided herein and to the extent provided herein, the obligations of Guarantor hereunder are absolute and not subject to termination for any reason other than the satisfaction of the Guaranteed Obligations or expiration of this Guaranty. Guarantor agrees that the liability of the Guarantor hereunder shall not be discharged by, and Guarantor hereby irrevocably consents to: (i) any subsequent change, modification or amendment of the Limited Liability Company Agreement in any of its terms, covenants and conditions; (ii) the renewal or extension of time for the payment or performance of the Guaranteed Obligations; (iii) any transfer, waiver, compromise, settlement, modification, surrender or release of Guarantor-Affiliated Member’s or any other Obligor’s obligations; (iv) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Limited Liability Company Agreement, at law, in equity or otherwise) with respect to the Guaranteed Obligations; (v) any act or event which might otherwise discharge, reduce, limit or modify Guarantor’s obligations under this Guaranty; and (vi) any forbearance, delay or other act or omission of Creditor Member. In addition, the Guaranteed Obligations of the Guarantor hereunder are not subject to counterclaim (other than mandatory or compulsory counterclaims), set-off, abatement, deferment or defense based upon any claim that Guarantor may have against Beneficiary:

(a) unrelated to the transaction giving rise to the Guaranteed Obligations; or

(b) regarding any lack of capacity, lack of authority or any other disability or other defense of Guarantor-Affiliated Member or any other Obligor, including, without limitation, any defense based on or arising out of the lack of validity or enforceability of the Limited Liability Company Agreement or any assumption agreement or other instrument delivered thereunder; or

(c) regarding (i) the release or discharge of Guarantor-Affiliated Member or any other Obligor in any receivership, bankruptcy or other proceedings, (ii) the impairment, limitation, modification or termination of the liabilities of Guarantor-Affiliated Member or any other Obligor to Beneficiary or the estate of Guarantor-Affiliated Member or any other Obligor in bankruptcy, or any remedy for the enforcement of Guarantor-Affiliated Member’s or any other Obligor’s liability under the Limited Liability Company Agreement or any assumption

EXHIBIT 2

agreement or other instrument delivered thereunder, resulting from the operation of any present or future provision of Title 11 of the United States Code or other statute or from the decision in any court, (iii) the cessation of the liability of Guarantor-Affiliated Member or any other Obligor from any cause other than payment and performance in full of the Guaranteed Obligations, or (iv) any rejection or disaffirmance of the Guaranteed Obligations, or any part thereof, or any security held therefor, in any proceedings in bankruptcy, insolvency or reorganization.

5. DEFENSES WAIVED. Guarantor irrevocably waives acceptance hereof, presentment, demand, protest, to the fullest extent permitted by applicable law, any notice (including, without limitation, notices of protest, notices of dishonor, notices of any action or inaction, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, and notices of any extension of credit to Guarantor-Affiliated Member or any other Obligor and any right to consent to any thereof) not provided for herein or in the Limited Liability Company Agreement, as well as any requirement that at any time any action be taken by any person against Guarantor-Affiliated Member, any other Obligor or Guarantor. Guarantor further irrevocably waives: (a) any right to require Creditor Member, as a condition of payment or performance, to (i) proceed against Guarantor-Affiliated Member or any other Obligor or other Person, (ii) proceed against or exhaust any security held from Guarantor-Affiliated Member or any other Obligor or other Person, (iii) proceed against or have resort to any balance on the books of Creditor Member owed to Guarantor-Affiliated Member or any other Obligor or other Person, or (iv) pursue any other remedy in the power of Creditor Member whatsoever; (b) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; and (c) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement hereof. Until payment of the Guaranteed Obligations by Guarantor-Affiliated Member and any other Obligor, any right of subrogation, contribution, reimbursement or indemnification on the part of Guarantor as against Guarantor-Affiliated Member or any other Obligor shall be in all respects subordinate to all rights and claims of Beneficiary for all other payments or damages which shall be or become due and payable by Guarantor-Affiliated Member or any other Obligor under the provisions of the Limited Liability Company Agreement or any assumption agreement or other instrument delivered thereunder. Beneficiary may compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with Guarantor-Affiliated Member or any other Obligor or exercise any other right or remedy available to it against Guarantor-Affiliated Member or any other Obligor without affecting or impairing in any way the liability of Guarantor under this Guaranty except to the extent the Guaranteed Obligations have been performed.

6. REINSTATEMENT; STAY OF ACCELERATION. If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of Guarantor-Affiliated Member or any other Obligor or otherwise, Guarantor’s obligations under this Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of Guarantor-Affiliated Member or any other Obligor, all such amounts otherwise subject to acceleration under the terms of any agreement relating to

EXHIBIT 2

the Guaranteed Obligations shall nonetheless be payable by Guarantor forthwith on demand by the Beneficiary.

7. INFORMATION. Guarantor assumes all responsibility for being and keeping itself informed of Guarantor-Affiliated Member’s or any other Obligor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that Guarantor assumes and incurs under this Guaranty, and agrees that Beneficiary does not have any duty to advise Guarantor of any information known to it regarding those circumstances or risks.

8. SURVIVAL. This Guaranty shall remain in full force and effect as to any Guaranteed Obligation for so long as such Guaranteed Obligation survives under the terms and conditions of the Limited Liability Company Agreement.

9. SEVERABILITY. The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate, partnership or limited liability company law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by Guarantor or Beneficiary, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding. This Section with respect to the maximum liability of Guarantor is intended solely to preserve the rights of Beneficiary, to the maximum extent not subject to avoidance under applicable law, and neither Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such maximum liability, except to the extent necessary so that the obligations of Guarantor hereunder shall not be rendered voidable under applicable law.

10. REPRESENTATIONS BY GUARANTOR. Guarantor represents that: (a) it is duly organized, validly existing and in good standing under the laws where it is organized and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted; (b) the execution and delivery of this Guaranty and the performance of the obligations it imposes (i) are within its powers; (ii) have been duly authorized by all necessary action of its governing body; and (iii) do not violate any law, conflict with the terms of its articles or agreement of incorporation or organization, its by-laws or any agreement by which it is bound or require the consent or approval of any governmental authority or any third party; and (c) this Guaranty is a valid and binding agreement, enforceable according to its terms, except as such enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

11. NOTICES. All notices, requests and other communications to any party under this Guaranty must be in writing (including facsimile transmission or similar writing) and must be given to Beneficiary at the address for Beneficiary set forth in the Limited Liability Company Agreement, to Guarantor-Affiliated Member at the address for Guarantor-Affiliated Member set

EXHIBIT 2

forth in the Limited Liability Company Agreement, and to Guarantor at the address for Guarantor-Affiliated Member set forth in the Limited Liability Company Agreement, or in each case as otherwise specified in a notice by one party to the other in accordance with the Limited Liability Company Agreement. Each notice, request or other communication shall be effective in accordance with the Limited Liability Company Agreement.

12. MISCELLANEOUS. No provision of this Guaranty may be amended, supplemented or modified, or any of its terms and provisions waived, except by a written instrument executed by Beneficiary and Guarantor. No failure on the part of the Beneficiary to exercise, and no delay in exercising, any right under this Guaranty waives that right; nor does any single or partial exercise of any right under this Guaranty preclude any other or further exercise of that or any other right. The remedies provided in this Guaranty are cumulative and not exclusive of any remedies provided by law. This Guaranty binds Guarantor, and its successors and assigns, and benefits Beneficiary, and its respective successors and assigns. The use of headings does not limit the provisions of this Guaranty.

13. ASSIGNMENT OF GUARANTY. Notwithstanding anything to the contrary contained in this Guaranty, Guarantor shall not assign, transfer or otherwise delegate its obligations under this Guaranty without first obtaining Beneficiary’s prior written consent, which shall be granted or withheld in Beneficiary’s sole and absolute discretion. No transfer of interests in Guarantor or merger involving Guarantor that is permitted under the Limited Liability Company Agreement shall be deemed to be an assignment that requires Beneficiary’s consent hereunder.

14. GOVERNING LAW. THIS GUARANTY IS TO BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF DELAWARE.

15. CONSENT TO JURISDICTION. GUARANTOR AND BENEFICIARY HEREBY CONSENT AND AGREE TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN THE STATE OF DELAWARE IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AND GUARANTOR IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION IT MAY NOW OR LATER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM.

16. WAIVER OF JURY TRIAL. GUARANTOR AND BENEFICIARY ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY OR CLAIM WHICH MAY ARISE UNDER THIS GUARANTY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR

EXHIBIT 2

RELATING TO THIS GUARANTY OR THE CLOSING DATE TRANSACTIONS. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 16) AND EXECUTED BY EACH OF GUARANTOR AND BENEFICIARY). THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. IN THE EVENT OF LITIGATION, THIS GUARANTY MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

EXHIBIT 2

IN WITNESS WHEREOF, Guarantor has executed this Guaranty as of the date first above written.

GUARANTOR:

ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership

By:	Equity Residential, a Maryland real estate investment trust, its general partner

By:
Name:
	Title:	]

EXHIBIT 2

SCHEDULE A

MEMBERS AND CAPITAL CONTRIBUTIONS

(As of February 27, 2013)

Member Name and Address	Capital Contribution	Percentage of Capital Contribution
AvalonBay Communities, Inc. 671 N. Glebe Road Suite 800 Arlington, VA 22203	$789,004,403	52.578%
EQR-Legacy Holdings JV Member, LLC Two N. Riverside Plaza Suite 400 Chicago, Illinois 60606	$711,621,730	47.422%

TOTALS	$1,500,626,133	100%

SCHEDULE A

SCHEDULE B

TAXES; ALLOCATIONS; RELATED MATTERS

A.	Profits and Losses Generally.

After application of Section B of this Schedule B, any remaining Profits and Losses shall be allocated among the Members and to their Capital Accounts so as to cause the balance of each Member’s Economic Capital Account to be as nearly equal to such Member’s Target Balance as possible. In allocating Profits and Losses pursuant to the previous sentence of this Section A, to the maximum extent possible consistent with Section 704(b) of the Code, such allocations shall be made in a manner that would result in all AVB Items being allocated to the AVB Member and all ERP Items being allocated to the ERP Member.

B.	Regulatory Allocations and Other Allocation Rules.

Notwithstanding anything in the Agreement to the contrary, the following special allocations shall be made as follows, and, as appropriate, in the following order:

(1) Items of Company loss and deduction otherwise allocable to an Member hereunder that would cause such Member (hereinafter, a “Restricted Holder”) to have a deficit balance in his or her or its Adjusted Capital Account, or would increase the deficit balance in his or her or its Adjusted Capital Account, as of the end of the Fiscal Year to which such items relate shall not be allocated to such Restricted Holder.

(2) If there is a net decrease in Company Minimum Gain for any Fiscal Year (except as a result of conversion or refinancing of Company indebtedness, certain capital contributions or revaluation of the Company’s property as further outlined in Treasury Regulation Sections 1.704-2(d)(4), (f)(2) or (f)(3)), each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member’s share of the net decrease in Company Minimum Gain. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section C(2) is intended to comply with the minimum gain chargeback requirement in said Section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this Section B(2) shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto.

(3) If there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Fiscal Year (other than due to the conversion, refinancing or other change in the debt instrument causing it to become partially or wholly nonrecourse, certain capital contributions, or certain reevaluations of the Company’s property as further outlined in Treasury Regulations Section 1.704-2(i)(4)), each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member’s share of the net decrease in the Minimum Gain Attributable to Member Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4) and (j)(2). This Section B(3) is intended to comply with the minimum gain

SCHEDULE B

chargeback requirement with respect to Member Nonrecourse Debt contained in said Section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this Section B(3) shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto.

(4) In the event an Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and such Member has an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible. This Section B(4) is intended to constitute a “qualified income offset” under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(5) Nonrecourse Deductions for any Fiscal Year or other applicable period shall be allocated to the Members as deemed appropriate by the Management Committee, provided that to the maximum extent permissible under the Code and the applicable Treasury Regulations, all Nonrecourse Deductions, if any, attributable to the AVB Units shall be allocated to the AVB Member and all Nonrecourse Deductions, if any, attributable to the ERP Units shall be allocated to the ERP Member.

(6) Member Nonrecourse Deductions for any Fiscal Year or other applicable period shall be specially allocated to the Member that bears the economic risk of loss for the debt (i.e., the Member Nonrecourse Debt) in respect of which such Member Nonrecourse Deductions are attributable (as determined under Treasury Regulations Section 1.704-2(b)(4) and (i)(1)).

(7) Allocations to Members whose interests vary during a year by reason of transfer, redemption, admission, capital contributions, or otherwise, shall be made as determined by the Management Committee in accordance with permissible methods under Section 706 of the Code.

C.	Tax Allocations.

(1) Subject to Section D(2), items of income, gain, loss, deduction and credit to be allocated for income tax purposes (collectively, “Tax Items”) shall be allocated among the Members on the same basis as their respective book items, as provided in Sections A and B.

(2) If any Company property is subject to Section 704(c) of the Code or is reflected in the Capital Accounts of the Members and on the books of the Company at a value that differs from the adjusted tax basis of such property, then the Tax Items with respect to such property shall, in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(4)(i), be shared among the Members in a manner that takes account of the variation between the adjusted tax basis of the applicable property and its value in the same manner as variations between the adjusted tax basis and fair market value of property contributed to the Company are taken into account in determining the Members’ share of Tax Items under Section 704(c) of the Code. The Management Committee is authorized to choose any reasonable method permitted by the Treasury Regulations pursuant to Section 704(c) of the Code, including the “remedial allocation” method, the “curative” method and the “traditional” method.

SCHEDULE B

(3) Pursuant to Treasury Regulations Section 1.752-3, each Member’s interest in Company profits, for purposes of determining such Member’s shares of excess “nonrecourse liabilities” shall, to the extent permissible under the Code, be as follows: (i) all excess “nonrecourse liabilities” attributable to the AVB Units shall be allocate to the AVB Member; (ii) all excess “nonrecourse liabilities” attributable to the ERP Units shall be allocate to the ERP Member; and (iii) all remaining excess “nonrecourse liabilities” shall be allocated to the Members in accordance with their respective Proportionate Shares.

(4) Any payment of foreign tax that may be creditable against any Member’s United States federal income tax liability shall be allocated as follows: (i) foreign tax attributable to the AVB Units shall be allocated to the AVB Member; (ii) foreign tax attributable to the AVB Units shall be allocated to the AVB Member; and (iii) any other foreign taxes to the Members pro rata in proportion to the Proportionate Shares of the Members at the time of allocation. Other tax credits shall be allocated to the Members in a manner reasonably determined by the Management Committee consistent with the principles of this Schedule B.

(5) To the extent permissible under the Code and taking into account the economic rights of the Members, the intent of the book and tax allocations in this Schedule B is to allocate items of income, gain, loss, and deduction for book and tax purposes to the Members in a manner such that each Member is allocated such items as if each of the AVB Member and ERP Member directly held AVB Units and ERP Units, respectively, and directly paid its share of any liabilities the responsibility for which is allocated to such Member under this Agreement. The Management Committee shall have discretion to implement the provisions of this Schedule, including for the avoidance of doubt regulatory allocations under Section B of this Schedule, in a manner consistent with the foregoing intent. The Members are aware of the income tax consequences of the allocations made by this Agreement and shall report their shares of profits and losses and other items of Company, gross income, gain, loss and deduction for income tax purposes consistently with this Agreement.

D.	Tax Classification.

It is the intent of the Members that the Company shall always be operated in a manner consistent with its treatment as a “partnership” for federal, state and local income and franchise tax purposes. In accordance therewith, (a) no Member shall file any election with any taxing authority to have the Company treated otherwise, and (b) each Member hereby represents, covenants, and warrants that it shall not maintain a position inconsistent with such treatment. The Management Committee shall, except as otherwise required by applicable law, (i) not cause or permit the Company to elect (A) to be excluded from the provisions of Subchapter K of the Code, or (B) to be treated as a corporation or an association taxable as a corporation for any tax purposes; (ii) cause the Company to make any election reasonably determined to be necessary or appropriate in order to ensure the treatment of the Company as a partnership for all tax purposes; (iii) cause the Company to file any required tax returns in a manner consistent with its treatment as a partnership for tax purposes; and (iv) not take any action or cause any officer or agent or representative of the Company to take any action that would be inconsistent with the treatment of the Company as a partnership for such purposes.

SCHEDULE B

E.	Additional Tax Matters.

(1) The Tax Matters Member shall be the sole signatory to any federal, state, local and foreign tax on behalf of the Company, except to the extent any other Person is required by law to also sign such returns.

(2) The Tax Matters Partner shall take no action in such capacity without the authorization or consent of the other Members, other than (after reasonable notice to the other Member) such action as the Tax Matters Partner may be required to take by applicable law. The Tax Matters Partner shall comply with the responsibilities outlined in Sections 6222 through 6232 of the Code.

(3) The Tax Matters Partner shall not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the written consent of each Member.

(4) The Tax Matters Partner shall not bind the Company to a settlement agreement without obtaining the written concurrence of the other Members. For purposes of this Section F(4), the term “settlement agreement” shall include a settlement agreement at either an administrative or judicial level. Any Member that enters into a settlement agreement with respect to any Company items (within the meaning of Section 6231(a)(3) of the Code) shall notify the other Members of such settlement agreement and its terms within ninety (90) calendar days after the date of settlement.

(5) The provisions of this Section F shall survive the termination of the Company or the termination of any Member’s interest in the Company and shall remain binding on the Members (with respect to the period of time during which such Person is a Member) for a period of time necessary to resolve with the Internal Revenue Service or the United States Department of the Treasury any and all matters regarding the United States federal income taxation of the Company.

(6) The Tax Matters Partner, in its capacity as the Tax Matters Partner, shall be reimbursed by the Company for any third party out-of-pocket costs and expenses reasonably incurred by it in the performance of its duties as Tax Matters Partner. No Member shall be reimbursed by the Company for any costs and expenses incurred by such Member in pursuing on its own behalf any of its rights to file petitions, seek judicial review, etc. under this Section F or in participating in Company-level administrative or judicial tax proceedings unless the other Member, in its sole discretion, agrees to such reimbursement.

(1) During any Company income tax audit or other income tax controversy with any governmental agency, the Tax Matters Partner shall keep the Members informed of all material facts and developments on a reasonably prompt basis. Prompt notice shall be given to the Members upon receipt of advice that the Internal Revenue Service or other taxing authority intends to examine any income tax return, or records or books of the Company.

(2) The cost of any adjustments to all Members and the cost of any resulting audits or adjustments of Members shall be borne solely by the Members without reimbursement by the Company.

SCHEDULE B

SCHEDULE C

TAX PROTECTION AGREEMENTS

Tax Protection Agreements for Restricted EQR Properties

1. Tax Protection Agreement attached as Exhibit D to Annex A to the Archstone-Smith Operating Trust Articles of Amendment and Restatement Amended and Restated Declaration of Trust entered into in connection with the closing of the merger of Charles E. Smith Residential Realty, L.P., with and into the Archstone-Smith Operating Trust pursuant to the Agreement and Plan of Merger, dated as of May 3, 2001, by and among the Archstone-Smith Trust, Archstone-Smith Operating Trust, Charles E. Smith Residential Realty, Inc. and Charles E. Smith Residential Realty, L.P.

2. Tax Protection Agreement (Atlantic Multifamily), dated as of April 30, 1998, by and among Atlantic Multifamily Limited Partnership-I, Security Capital Atlantic Incorporated and E.C. Griffith Co., William A. White, Jr., White-Cavu Limited Partnership, Thomas A. Hunter III, G. Dan Page, Jr., Joseph E. Kaylor, Dean R. Devillers, Close Family Partnership, The Springs Company, Elm Land Co.

3. Tax Protection Agreement (Mission Bay-Boston), dated as of July 28, 2005, by and among Archstone-Smith Operating Trust, Archstone-Smith Trust, and Mission Bay Country Club Apartments, LP, HFR R&B Holdings, LLC, ERB R&B Holdings, LLC.

4. Tax Protection Agreement (KIP-Houston Midtown), dated as of July 28, 2005, by and among Archstone-Smith Operating Trust, Archstone-Smith Trust, and KIP Properties, LLC, HAKP Property, LLC, JMKP Property, LLC, Sanron, LLC, SAF Holdings, LLC, HFR R&B Holdings, LLC, ERB R&B Holdings, LLC.

5. Tax Protection Agreement (OGA-San Jose North; Minneapolis), dated as of July 28, 2005, by and among Archstone-Smith Operating Trust, Archstone-Smith Trust, and Oakwood LaSalle, L.P., HFR R&B Holdings, LLC, ERB R&B Holdings, LLC.

6. Tax Protection Agreement (Garden-Grove-30% Regency Club TIC), dated as of July 28, 2005, by and among Archstone-Smith Operating Trust, Archstone-Smith Trust, and Garden Grove Country Club Apartments, LP, HFR R&B Holdings, LLC, ERB R&B Holdings, LLC.

7. Tax Protection Agreement (AWCI-70% Regency Club TIC), dated as of July 28, 2005, by and among Archstone-Smith Operating Trust, Archstone-Smith Trust, and Alexandria West Coast Investors, LLC, HFR R&B Holdings, LLC, ERB R&B Holdings, LLC.

8. *Tax Protection Agreement (OGA Newport Beach-20% Portland TIC), dated as of July 28, 2005, by and among Archstone-Smith Operating Trust, Archstone-Smith Trust, and Oakwood Garden Apartments-Newport Beach, LP, HFR R&B Holdings, LLC, ERB R&B Holdings, LLC.

SCHEDULE C

9.*Tax Protection Agreement (Mission Bay-80% Portland TIC), dated as of July 28, 2005, by and among Archstone-Smith Operating Trust, Archstone-Smith Trust, and Mission Bay Country Club Apartments, LP, HFR R&B Holdings, LLC, ERB R&B Holdings, LLC.

10. For Archstone Emeryville, a Restricted EQR Property, a corresponding tax protection agreement has not been identified.

*	Tax Protection Agreement has not been provided and thus has not been reviewed to verify that the description is accurate.

Tax Protection Agreements for Restricted AVB Properties

[AVB Member shall complete Schedule C with respect to Tax Protection Agreements relating to the Restricted AVB Properties and as soon as practicable following the Initial Closing, and in any event before the parties allocate the Baseline Debt Maintenance Obligations.]

SCHEDULE C

SCHEDULE D

TAX PROTECTED PROPERTIES BEING TRANSFERRED

A.	AVB Properties

1.	Archstone Oak Creek

2.	Archstone Del Mar Station

3.	Archstone La Jolla Colony

4.	Archstone Old Town Pasadena

5.	Archstone Thousand Oaks

6.	Archstone Walnut Ridge

7.	Archstone San Bruno III

8.	Archstone Ballston Square

9.	Arlington Courthouse Place

10.	Archstone Pasadena

11.	Los Feliz

12.	West Valley

13.	Woodland Hills

14.	Bear Hill

15.	Meadows at Russett

16.	Lexington

B.	EQR Properties

1.	Archstone Santa Monica

2.	Archstone Santa Clara

3.	Archstone San Mateo

4.	Archstone South Market

5.	Villa Venetia

SCHEDULE D

6.	Camargue

7.	Fairchase

8.	Flats at DuPont Circle

9.	Calvert Woodley

10.	Cleveland House

11.	Archstone 2501 Porter

12.	Archstone Columbia Crossing

SCHEDULE D

2

SCHEDULE E

INITIAL DISTRIBUTIONS

The following assets received in distribution from Archstone Property Holdings LLC immediately following the Company’s acquisition of Class B Preferred Membership Interests in Archstone Property Holdings LLC will be distributed to the indicated Member:

Asset	Member

$20,486,370 in cash	AvalonBay Communities, Inc.

$68,101,321 in cash	EQR-Legacy Holdings JV Member, LLC

$42,000 in domain names	AvalonBay Communities, Inc.

$63,000 in domain names	EQR-Legacy Holdings JV Member, LLC

Equity interests in Archstone Wheaton Station and Oakwood Philadelphia	AvalonBay Communities, Inc.

SCHEDULE E